UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 10/A

(Amendment No. 4)

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

ICON VAPOR, INC.

(Exact name of registrant as specified in its charter)

Nevada	46-1471251
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8525 Arjons Drive Suite A

San Diego, CA 92126

(858) 564-9513

(Address of principal executive offices) (Zip Code)

(Registrant’s telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act:

None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.001 per share

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

EXPLANATORY NOTE

Icon Vapor, Inc. (the “Company”) is filing this Amendment No. 3 on Form 10/A (“Amendment No. 3) to amend its original Registration Statement on Form 10, as amended, as filed with the Securities and Exchange Commission (the “SEC”) on September 16, 2014 (the “Original Filing”), on October 24, 2014 (“Amendment No. 1) and on December 10, 2014 (“Amendment No. 2”). The purpose of this Amendment No. 3 on Form 10/A is to revise our disclosures to comply with comments received from the Staff of the SEC.

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IMPLICATIONS OF BEING AN EMERGING GROWTH COMPANY

As a company with less than $1.0 billion in revenue during our most recently completed fiscal year, we qualify as an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, which we refer to as the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable, in general, to public companies that are not emerging growth companies. These provisions include:

●	Reduced disclosure about our executive compensation arrangements;
●	Non-binding shareholder advisory votes on executive compensation or golden parachute arrangements; and
●	Exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.0 billion in annual revenues as of the end of a fiscal year, if we are deemed to be a large-accelerated filer under the rules of the Securities and Exchange Commission, or if we issue more than $1.0 billion of non-convertible debt over a three-year-period.

The JOBS Act permits an emerging growth company to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We are choosing to “opt out” of this provision.

FORWARD-LOOKING STATEMENTS

This registration statement contains forward-looking statements concerning our business, operations, financial performance and condition as well as our plans, objectives and expectations for our business, operations and financial performance and condition. Any statements contained in this registration statement that are not of historical facts may be deemed to be forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Forward-looking statements include, but are not limited to, statements about:

●	Our expectations with respect to regulatory submissions and approvals;
●	Our expectations with respect to our intellectual property position;
●	Our ability to commercialize our products;
●	Our expectations regarding the time during which we will be an emerging growth company under the JOBS Act;
●	Our ability to develop and commercialize new products; and
●	Our estimates regarding our capital requirements and our need for additional financing.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential,” “aims,” “assumes,” “goal,” “intends,” “objective,” “potential,” “positioned,” “target” and similar expressions intended to identify forward-looking statements.

These forward-looking statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and our management’s beliefs and assumptions. These forward-looking statements are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors that are in some cases beyond our control. As a result, any or all of our forward-looking statements in this registration statement may turn out to be inaccurate. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward- looking statements we make. We have included important factors in the cautionary statements included in this registration statement, particularly in the “Risk Factors” section, that could cause actual results or events to differ materially from the forward- looking statements that we make.

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You are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. You should read this registration statement and the documents that we have filed as exhibits to this registration statement completely and with the understanding that our actual future results may be materially different from what we expect. These forward-looking statements speak only as at the date of this registration statement. Unless required by law, we do not intend to publicly update or revise any forward-looking statements to reflect new information or future events or otherwise.

ITEM 1. BUSINESS.

Overview

We market and sell “electronic cigarettes or “e-cigarettes” under the Icon Vapor brand. We believe that e-cigarettes have the ability to offer a delivery system for nicotine to traditional tobacco users which may have less detrimental health effects to both users and to people proximate to e-cigarettes users.

Recent Name Change

Effective January 2014, we changed our name to Icon Vapor, Inc. from Myezsmokes, Inc. This change was intended to more accurately reflect the branding aspect of our business and our focus on further development of our brand and product line.

Corporate Information

We were incorporated in Nevada in February 2004 under the name Xero Mobile, Inc. In March 2011, we changed our name to MyEZSmokes, Inc. Finally, as noted above, we changed our name to Icon Vapor.

On April 8, 2011 the Company, which was then known as Xero Mobile, Inc., acquired two enterprises pursuant to a share exchange agreement for 90,000,000 shares. The acquisition was treated as a reverse merger as the acquired companies, MyEZSMOKES and Fashion Handbags, became the operating entities. The accounting treatment, referred to as “as if pooling,” resulted in the stock issuance, which was valued at par and charged to additional paid in capital. At the time of the merger, Xero Mobile, Inc. changed its name to MY EZSMOKES, INC. and, as a result, Fashion Handbags, Inc. and My Ezsmokes, Co. became wholly owned subsidiaries.

In October of 2011, the Company changed its business plan to develop and sell Electronic Cigarettes (“e-cigarettes”). At the end of 2012, we discontinued Fashion Handbags, Inc. and My EZsmokes, Inc.

Description of Business

In its simplest form, an e-cigarette is a cartridge filled with a nicotine solution and a battery powering a coil that heats the solution into vapor, which a user sucks in and exhales like smoke. Typically, an e-cigarette looks like a regular cigarette, except for the tip, embedded with an LED, often glows blue instead of red. The active ingredient in e-cigarettes is the same nicotine found in tobacco cigarettes and nicotine patches. E-cigarettes are intended to look, feel and taste like a tobacco cigarette, and to provide the same pleasure, of smoking a tobacco cigarette. However, e-cigarettes are believed to enable users to inhale nicotine vapor without smoke, tar, ash or carbon monoxide.

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In addition, we believe that e-cigarettes provide the following additional benefits:

●	No smell
●	No yellow teeth
●	No bad breath
●	No tar
●	Less chemicals
●	No carcinogens
●	No secondhand smoke
●	Alternative to tobacco and related regulation

While research on the health impacts of these products remains relatively new, early indications suggest that e-cigarettes offer their users lower levels of toxicity, and are thus perceived to be a safer alternative to traditional tobacco cigarettes. Specifically, new studies suggest that the vapor expelled from an e-cigarette is 9x to 450x less toxic than the smoke expelled from a traditional cigarette.1

Euromonitor reports that the retail sales value of e-cigarettes worldwide is greater than $2 billion.2 Wells Fargo has estimated that this market is expected to increase to $10 billion by 2017.3 In response to this market opportunity, we have focused on developing several e-cigarette products which are intended to provide a high quality product at competitive prices.

Currently, we are focused on a commercial roll-out in the U.S and Canadian markets. However, our products to be sold in Canada will not contain any nicotine in order to comply with the Canadian Food and Drugs Act.

Our Electronic Cigarettes and Related Products

We offer disposable electronic cigarettes in multiple sizes, puff counts, styles and nicotine strengths; rechargeable electronic cigarettes that use replaceable cartridges (also called “atomizers” or “cartomizers”); and cartomizers.

Disposable Cigarettes

Our Icon Vapor disposable e- cigarettes feature a one-piece construction that houses all of its components and may be utilized until the nicotine or nicotine free solution is depleted.

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Rechargeable Cigarettes

Our line of rechargeable electronic cigarettes features a rechargeable battery and replaceable cartridge (also known as an “atomizer or cartomizer”). The atomizer or cartomizers are changed when the solution is depleted from use.

Cartomizers

We sell a Cartomizer Delivery System Kit which includes several cartridges, each of which is equivalent to two packs of conventional tobacco cigarettes. In addition, each cartridge is available in regular or menthol flavors and is available in assorted strengths of nicotine levels.

In addition, we sell an Icon Ultra Premium Vapor Cigar, Vapor Hookahs (with several flavors), “switch to vapor kits” and step-down kits designed to reduce strength of nicotine intake and accessories.

Our kits contain everything that we believe a user needs to begin enjoying their “vaping” experience. Our refill cartridges are available in tobacco and menthol flavors, and in various nicotine levels.

Nicotine-free Electronic Cigarettes

We also offer disposable electronic cigarettes that do not contain nicotine.

The Electronic Cigarette Market

Our electronic cigarettes and vaporizers are marketed as an alternative to traditional tobacco cigarettes and cigars. Electronic cigarettes offer a “smoking” experience without the burning of tobacco leaf, which we believe enables users to satisfy their nicotine craving without smoke, tar, ash or carbon monoxide.

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According to the U.S. Centers for Disease Control and Prevention, an estimated 42.1 million people, or 18.1% of adults, in the United States smoke cigarettes.4 The Tobacco Vapor Electronic Cigarette Association estimates that more than 3 million Americans use e-cigarettes. Citibank reports that as of 2012, the U.S. tobacco category represents $100 billion while the e-cigarette market represents less than 1% of that figure.

When first introduced to the U.S. market, electronic cigarettes were predominantly sold online. However, in the past couple years, brick-and-mortar sales of electronic cigarettes have eclipsed online sales volumes in the U.S. market.

Strategy and Approach

Our initial strategy has been to drive online sales through our Icon Vapor eCommerce website. We do not intend to compete with larger, significantly greater capitalized e-cigarette companies in the brick-and-mortar retail environment, which we believe would require substantial advertising, particularly direct television marketing, advertisements in trade magazines, point of sale materials, display, price promotions, in-store and on-premise promotions and slotting fees. We intend to launch a network marketing sales program which we believe will result in a more dedicated sales program and produce stronger results.

We intend to distribute and sell our Icon Vapor products through a network of independent members using the direct selling channel.  We believe that this strategy will enhance consumer awareness and the demand for our products for smokers who are looking for, and shifting to, a potentially more healthy “smoking” choice. We believe that these selling channels are ideally suited to marketing our products because sales of electronic and vapor cigarettes involves an education process strengthened by ongoing personal contact between members of the network and their customers. We expect that our members will consume Icon Vapor products themselves and, therefore, would provide first-hand testimonials of our products to their customers, which we believe can serve as a powerful sales tool.

In addition, we also intend to acquire other electronic cigarette sales and distribution companies to broaden our distribution and sales network and to enhance our penetration into the market. In furtherance of our acquisition strategy, we entered into an agreement with Green Tree Syndicate, Inc., a California corporation that distributes and sells electronic cigarettes (“Green Tree”), to acquire all of Green Tree’s capital stock and assets. We expect that this acquisition, once effectuated, will allow the Company to drive sales by adding Green Tree’s existing distribution and sales network to the Company’s portfolio of distribution and sales channels.

Our business strategy is focused on design, marketing and development of multiple products under the Icon Vapor brand and to bring those products to market through our network marketing and online channels. In addition, we intend to partner with developers of flavor profiles to introduce new flavors for consumption through our products. We will seek to differentiate our products through our product development and enhancements that we can add to our products through strategic partnerships.

Our goal is to establish Icon Vapors as a leading brand in the electronic cigarette and vapor cigarette market. We intend to accomplish this goal through the following measures:

●	Developing and engineering new products;
●	Building an effective network marketing channel;
●	Increasing our presence in the U.S.;
●	Expanding brand awareness online;
●	Establishing new distribution channels; and
●	Alignment of our products and cost with market demand.

Competition

Our industry is highly competitive. We compete with other sellers of electronic cigarettes, including Lorillard, Inc., Altria Group, Inc. and Reynolds American, Inc., and big tobacco companies, through their electronic cigarettes business segments. In addition, the market we operate in is highly fragmented and the barriers to entry are low. Our competitors sell products that are similar to ours and through the online channel in many cases, which is presently our single method of distribution of our products.

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“Big tobacco” has substantially greater resources than we do, including global distribution networks in place and a fiercely loyal customer base to their brands. We anticipate that “big tobacco” will commit increasing resources to developing and building market share in the electronic cigarette market as demand grows.

Manufacturing

We have no manufacturing capabilities and do not intend to develop any manufacturing capabilities. Third party manufacturers manufacture our products to meet our design specifications. We do not own the intellectual property covering the design of the e-cigarettes that we sell. We depend on third party manufactures for our electronic cigarettes, electronic cigars, vaporizers and accessories. Any disruption in supply or consistency of our products may harm our relationships and reputations with customers, and have a materially adverse effect on our business, result of operations and financial condition. In order to minimize the risk of supply interruption, we intend to utilize several third party manufacturers to manufacture our products to our specifications.

We currently utilize two different manufacturers, all of which are based in China. We contract with our manufacturers on a purchase order basis. We do not have any output or requirements with any of our manufactures. Our manufacturers provide us with finished products, which we hold in inventory for distribution and sale.

Although we believe that several alternative sources for our products are available, any failure to obtain the components, chemical constituents and manufacturing services necessary for the production of our products would have a material adverse effect on our business, results of operations and financial condition.

Source and Availability of Raw Materials

We believe that an adequate supply of product and raw materials will be available to us as need and from multiple sources and suppliers.

Intellectual Property

We do not currently own any domestic or foreign patents relating to electronic cigarettes.

Trademarks

We own trademarks on our brand: Icon Vapor and Icon Vapor Ultra Premium Products.

Patent Litigation

We are not subject to any patent litigation. However, a patent lawsuit as well as any other third party lawsuits alleging our infringement of patents, trade secrets or other intellectual property rights could force us to do one or more of the following:

●	Stop selling products or using technology that contains the allegedly infringing intellectual property;
●	Incur significant legal expenses;
●	Pay substantial damages to the party whose intellectual property rights we may be found to be infringing;
●	Redesign those products that contain the allegedly infringing intellectual property; or
●	Attempt to obtain a license to the relevant intellectual property from third parties, which may not be available to use on reasonable terms or at all.

Third party lawsuits alleging our infringement of patents, trade secrets or other intellectual property rights could have a material adverse effect on our business, results of operations and financial condition.

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Government Regulation

Based on the December 2010 U.S. Court of Appeals for the D.C. Circuit’s decision in Sottera, Inc. v. Food & Drug Administration, 627 F.3d 891 (D.C. Cir. 2010), the United States Food and Drug Administration (the “FDA”) is permitted to regulate electronic cigarettes as “tobacco products” under the Family Smoking Prevention and Tobacco Control Act of 2009 (the “Tobacco Control Act”).

Under this Court decision, the FDA is not permitted to regulate electronic cigarettes as “drugs” or “devices” or a “combination product” under the Federal Food, Drug and Cosmetic Act unless they are marketed for therapeutic purposes.

Because we do not market our electronic cigarettes for therapeutic purposes, our electronic cigarettes are subject to being classified as “tobacco products” under the Tobacco Control Act. The Tobacco Control Act grants the FDA broad authority over the manufacture, sale, marketing and packaging of tobacco products, although the FDA is prohibited from issuing regulations banning all cigarettes or all smokeless tobacco products, or requiring the reduction of nicotine yields of a tobacco product to zero.

The Tobacco Control Act also requires establishment, within the FDA’s new Center for Tobacco Products, of a Tobacco Products Scientific Advisory Committee to provide advice, information and recommendations with respect to the safety, dependence or health issues related to tobacco products.

The Tobacco Control Act imposes significant new restrictions on the advertising and promotion of tobacco products. For example, the law requires the FDA to finalize certain portions of regulations previously adopted by the FDA in 1996 (which were struck down by the Supreme Court in 2000 as beyond the FDA’s authority). As written, these regulations would significantly limit the ability of manufacturers, distributors and retailers to advertise and promote tobacco products, by, for example, restricting the use of color, graphics and sound effects in advertising, limiting the use of outdoor advertising, restricting the sale and distribution of non-tobacco items and services, gifts, and sponsorship of events and imposing restrictions on the use for cigarette or smokeless tobacco products of trade or brand names that are used for non-tobacco products. The law also requires the FDA to issue future regulations regarding the promotion and marketing of tobacco products sold or distributed over the internet, by mail order or through other non-face-to-face transactions in order to prevent the sale of tobacco products to minors. It is likely that the Tobacco Control Act could result in a decrease in tobacco product sales in the United States, including sales of our electronic cigarettes.

While the FDA has not yet mandated electronic cigarettes be regulated as tobacco products, the FDA issued proposed regulations on April 25, 2014 seeking to regulate electronic cigarettes as tobacco products. Under these proposed rules, products meeting the statutory definition of “tobacco products,” except accessories of a proposed deemed tobacco product, would be subject to the Federal Food, Drug, and Cosmetic Act (the FD&C Act), as amended by the Family Smoking Prevention and Tobacco Control Act (Tobacco Control Act). The Tobacco Control Act provides FDA authority to regulate cigarettes, cigarette tobacco, roll-your-own tobacco, smokeless tobacco, and any other tobacco products that the Agency by regulation deems to be subject to the law. Option 1 of the proposed rule would extend the Agency's “tobacco product” authorities in the FD&C Act to all other categories of products, except accessories of a proposed deemed tobacco product, that meet the statutory definition of “tobacco product” in the FD&C Act. Option 2 of the proposed rule would extend the Agency's “tobacco product” authorities to all other categories of products, except premium cigars and the accessories of a proposed deemed tobacco product, that meet the statutory definition of “tobacco product” in the FD&C Act. FDA also is proposing to prohibit the sale of “covered tobacco products” to individuals under the age of 18, to require the display of health warnings on cigarette tobacco, roll-your own tobacco, and covered tobacco product packages and in advertisements and to prohibit vending machine sales. Also, manufacturers would be subject to registration with, and reporting of product and ingredient listings to the FDA; no marketing of new tobacco products would be permitted prior to FDA review; and enforcement actions may be brought in connection with in connection with products determined to be adulterated and misbranded under the Tobacco Control Act. Further, the FDA proposed to extend its authority to cover additional products that meet the definition of a tobacco product under the proposed rule: Tobacco Products Deemed To Be Subject to the Food, Drug & Cosmetic Act (Deeming).  Currently FDA regulates cigarettes, cigarette tobacco, roll-your-own tobacco and smokeless tobacco. Proposed newly “deemed” products would include: electronic cigarettes, cigars, pipe tobacco, certain dissolvables that are not “smokeless tobacco,” gels and water pipe tobacco.

If electronic cigarettes are regulated as proposed, the FDA will implement new rules to govern the labeling of electronic cigarettes, including smokeless tobacco product warning labels and “light,” “low,” “mild” or similar descriptors for tobacco products. Under the proposed rule manufacturers would be subject to no direct and implied claims of reduced risk such as “light,” “low” and “mild” descriptions unless the FDA confirms that scientific evidence supports the claim and that marketing the product will benefit public health. These new laws are expected to have a significant public health impact by decreasing the number of people using tobacco products, resulting in lives saved, increased life expectancy, and lower medical costs. In addition, the FDA will also restrict the way electronic cigarette manufacturers, retailers, and distributers can advertise and promote cigarettes and smokeless tobacco products, especially marketing efforts designed to appeal to youth. Such restrictions relating to marketing, advertising, and promotion will include: prohibiting tobacco brand name sponsorship of any athletic, musical, or other social or cultural event, or any team or entry in those events, requiring that audio ads use only words with no music or sound effects, prohibiting the sale or distribution of items, such as hats and tee shirts, with cigarette and smokeless tobacco brands or logos and requiring that manufacturers receive a written order from FDA permitting the legal marketing of a new tobacco product. The FDA’s traditional “safe and effective” standard for evaluating medical products does not currently apply to tobacco. FDA evaluates new tobacco products based on a public health standard that considers the risks and benefits of the tobacco product on the population as a whole, including users and non-users.  To legally market new tobacco products, a written order from FDA must be received permitting its marketing in the United States.

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As of the date of this report, the FDA had not taken such action. However, final action is expected to take place in June 2015. Once the proposed rules become final, the FDA will be able to use powerful regulatory tools, such as age restrictions and rigorous scientific review of new tobacco products and claims to further regulate electronic cigarettes. The application of the Tobacco Control Act to electronic cigarettes could impose, among other things, restrictions on the content of nicotine in electronic cigarettes, the advertising, marketing and sale of electronic cigarettes, the use of certain flavorings and the introduction of new products. We cannot predict the scope of such regulations or the impact they may have on our company specifically or the electronic cigarette industry generally, though if enacted, they could have a material adverse effect on our business, results of operations and financial condition.

In this regard, total compliance and related costs are not possible to predict and depend substantially on the future requirements imposed by the FDA under the Tobacco Control Act. Costs, however, could be substantial and could have a material adverse effect on our business, results of operations and financial condition. In addition, failure to comply with the Tobacco Control Act and with FDA regulatory requirements could result in significant financial penalties and could have a material adverse effect on our business, financial condition and results of operations and ability to market and sell our products. At present, we are not able to predict whether the Tobacco Control Act will impact us to a greater degree than competitors in the industry, thus affecting our competitive position.

In addition, the FDA regularly receives voluntary reports of adverse events involving e-cigarettes from consumers, health professionals and concerned members of the public. The adverse events described in these reports have included hospitalization for illnesses such as:

●	Pneumonia
●	Congestive heart failure,
●	Disorientation,
●	Seizure,
●	Hypotension, and
●	Other health problems.

Whether e-cigarettes caused these reported adverse events is unknown. Some of the adverse events could be related to a pre-existing medical condition or to other causes that were not reported to FDA.

State and local governments currently legislate and regulate tobacco products, including what is considered a tobacco product, how tobacco taxes are calculated and collected, to whom and by whom tobacco products can be sold and where tobacco products may or may not be smoked. Certain states and cities have enacted laws which preclude the use of electronic cigarettes where traditional tobacco burning cigarettes cannot be used and others have proposed legislation that would categorize electronic cigarettes as tobacco products, equivalent to their tobacco burning counterparts. If the use of electronic cigarettes is banned anywhere the use of traditional tobacco burning cigarettes is banned, electronic cigarettes may lose their appeal as an alternative to cigarettes; which may have the effect of reducing the demand for our products and as a result have a material adverse effect on our business, results of operations and financial condition.

If one or more states from which we generate or anticipate generating significant sales bring actions to prevent us from selling our products unless we obtain certain licenses, approvals or permits and if we are not able to obtain the necessary licenses, approvals or permits for financial reasons or otherwise and/or any such license, approval or permit is determined to be overly burdensome to us then we may be required to cease sales and distribution of our products to those states, which would have a material adverse effect on our business, results of operations and financial condition.

As a result of FDA import alert 66-41 (which allows the detention of unapproved drugs promoted in the U.S.), U.S. Customs has from time to time temporarily and in some instances indefinitely detained products sent to us by our Chinese suppliers. If the FDA modifies the import alert from its current form which allows U.S. Customs discretion to release our products to us, to a mandatory and definitive hold we will no longer be able to ensure a supply of saleable product, which will have a material adverse effect on our business, results of operations and financial condition. However, we believe this FDA import alert will become less relevant to us as and when the FDA regulates electronic cigarettes under the Tobacco Control Act.

At present, neither the Prevent All Cigarette Trafficking Act (which prohibits the use of the U.S. Postal Service to mail most tobacco products and which amends the Jenkins Act, which would require individuals and businesses that make interstate sales of cigarettes or smokeless tobacco to comply with state tax laws) nor the Federal Cigarette Labeling and Advertising Act (which governs how cigarettes can be advertised and marketed) apply to electronic cigarettes. The application of either or both of these federal laws to electronic cigarettes would have a material adverse effect on our business, results of operations and financial condition.

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Electronic smoking products (i.e., electronic products for the vaporization and administration of inhaled doses of nicotine including electronic cigarettes, cigars, cigarillos and pipes, as well as cartridges of nicotine solutions and related products) fall within the scope of the Canadian Food and Drugs Act. All of these products require market authorization prior to being imported, advertised or sold in Canada. Market authorization is granted by Health Canada following successful review of scientific evidence demonstrating safety, quality and efficacy with respect to the intended purpose of the health product. This evidence is provided by the sponsor seeking market authorization. To date, no electronic smoking product has been authorized for sale by Health Canada.  In the absence of evidence provided by the sponsor establishing otherwise, an electronic smoking product delivering nicotine is regulated as a New Drug under Division 8, Part C of the Canadian Food and Drug Regulations. In addition, the delivery system within an electronic smoking kit that contains nicotine must meet the requirements of the Medical Devices Regulations. Appropriate establishment licenses issued by Health Canada are also needed prior to importing, and manufacturing electronic cigarettes.

The Tobacco industry expects significant regulatory developments to take place over the next few years, driven principally by the World Health Organization’s Framework Convention on Tobacco Control (“FCTC”). The FCTC is the first international public health treaty on tobacco, and its objective is to establish a global agenda for tobacco regulation with the purpose of reducing initiation of tobacco use and encouraging cessation. Regulatory initiatives that have been proposed, introduced or enacted include:

●	The levying of substantial and increasing tax and duty charges;
●	Restrictions or bans on advertising, marketing and sponsorship;
●	The display of larger health warnings, graphic health warnings and other labeling requirements;
●	Restrictions on packaging design, including the use of colors and generic packaging;
●	Restrictions or bans on the display of tobacco product packaging at the point of sale, and restrictions or bans on cigarette vending machines;
●	Requirements regarding testing, disclosure and performance standards for tar, nicotine, carbon monoxide and other smoke constituent levels;
●	Requirements regarding testing, disclosure and use of tobacco product ingredients;
●	Increased restrictions on smoking in public and work places and, in some instances, in private places and outdoors;
●	Elimination of duty free allowances for travelers; and
●	Encouraging litigation against tobacco companies.

If electronic cigarettes are subject to one or more significant regulatory initiates enacted under the FCTC, our business, results of operations and financial condition could be materially and adversely affected.

Financing & Dividends

Financing

Since our incorporation in February 2004 through March 31, 2014, we have been funded with a total of approximately $690,174 through [describe whether equity or debt].

We have raised approximately $415,800 through sales of our equity, which primarily consisted of cash raised for stock.

Dividends

We have never declared or paid any dividends on our capital stock and do not currently anticipate declaring or paying dividends in the foreseeable future. We currently intend to retain all of our future earnings, if any, to finance the operation and expansion of the business. Any future determination relating to our dividend policy will be made at the discretion of our Board of Directors, or the Board, and will depend on a number of factors, including future earnings, capital requirements, financial conditions, future prospects, contractual restrictions and covenants and other factors that the Board may deem relevant.

Employees

Other than our CEO, Dan Balsiger, we have no other salaried employees. The production of our products is outsourced to Chinese manufacturing firms, and our sales force consists of independent network marketing agents.

As such we have no employees that are represented by a labor union or covered by a collective bargaining agreement. We consider our relations with our independent contractors to be good.

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ITEM 1A. RISK FACTORS.

Our business faces many risks. We believe the risks described below are the material risks that we face. However, the risks described below may not be the only risks that we face. Additional unknown risks or risks that we currently consider immaterial, may also impair our business operations. If any of the events or circumstances described below actually occurs, our business, financial condition or results of operations could suffer, and the trading price of our shares could decline significantly. You should consider the specific risk factors discussed below, together with the cautionary statements under the caption “Forward-Looking Statements” and the other information and documents that we file from time to time with the Securities and Exchange Commission, or SEC.

Risks Relating to Our Business

We have incurred losses in the past and cannot assure you that we will achieve or maintain profitable operations.

As of September 30, 2014, we had an accumulated deficit of $1,580,109. Our accumulated deficit is primarily due to, among other reasons, the establishment of our business infrastructure and operations, stock-based compensation expenses and increases in our marketing expenditures to grow sales of our electronic cigarettes. For the year ended December 31, 2013, we had net loss of $603,334 compared to a net loss of $186,916 for the year ended December 31, 2012. However, we cannot assure you that we will achieve profitable operations.

Our auditor has issued a going concern opinion regarding our company.

As of September 30, 2014, we had an accumulated deficit of $1,580,109 and had a net loss of $394,190 for the nine months ended September 30, 2014, which makes it difficult to evaluate whether we will be able operate profitably.  We have not attained profitable operations and are dependent upon obtaining financing or generating revenue from operations to continue operations for the immediate future. Our future is dependent upon our ability to obtain financing or upon future profitable operations.  Management intends to raise additional funds now that it has merged through a private placement or through the public process. Management believes that the actions presently being taken to further implement its business plan will enable the Company to continue as a going concern. While the Company believes in the viability to raise additional funds, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate funds. For these reasons, our auditors stated in their report that they have substantial doubt we will be able to continue as a going concern.

We have and may continue to experience liquidity and capital resources constraints because of our significant past operating losses.

At December 31, 2013, we had negative working capital of $210,158 compared to a positive $87,359 at December 31, 2012, a decrease of $297,517. The decrease in working capital is primarily attributable to increase debt of $185,760 and the use of prepaid items of $122,918 There is no assurance we will have sufficient liquidity and capital resources to fund our business. In the event we experience liquidity and capital resources constraints because of operating losses, greater than anticipated sales growth or otherwise, we may need to raise additional capital in the form of equity and/or debt financing. If such additional capital is not available on terms acceptable to us or at all then we may need to curtail our operations and/or take additional measures to conserve and manage our liquidity and capital resources, any of which would have a material adverse effect on our business, results of operations and financial condition.

Our three years of operating history as an electronic cigarette marketing and sales company, makes it difficult to accurately predict our future sales and appropriately budget our expenses.

Icon Vapor, Inc. was originally incorporated in February 2004 as Desitv.com, Inc. and did not adopt its business plan to design, market and sell electronic cigarettes until 2011, when it changed its name to MyEZSmokes, Inc. to reflect this business plan. Because we have only three years of operating history, and our business is still evolving, it is difficult to accurately predict our future sales and appropriately budget our expenses. Additionally, our operations will be subject to risks inherent in the establishment of a developing new business, including, among other things, efficiently deploying our capital, developing our products, developing and implementing our marketing campaigns and strategies and developing brand awareness and acceptance of our products. Our ability to generate future sales will be dependent on a number of factors, many of which are beyond our control, including the pricing of competing products, overall demand for our products, changes in consumer preferences, market competition and government regulation. We are currently evaluating the expansion of our staffing, advertising campaigns and operational expenditures in anticipation of future sales growth. If our sales do not increase as anticipated, we could incur significant losses due to our higher infrastructure expense levels if we are not able to decrease our advertising and operating expenses in a timely manner to offset any shortfall in future sales.

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A recent United States Federal Court decision permits the United States Food and Drug Administration to regulate electronic cigarettes as “tobacco products” under the Family Smoking Prevention and Tobacco Control Act of 2009 and the United States Food and Drug Administration has indicated that it intends to do so.

Based on the December 2010 U.S. Court of Appeals for the D.C. Circuit’s decision in Sottera, Inc. v. Food & Drug Administration, 627 F.3d 891 (D.C. Cir. 2010), the United States Food and Drug Administration (the “FDA”) is permitted to regulate electronic cigarettes as “tobacco products” under the Family Smoking Prevention and Tobacco Control Act of 2009 (the “Tobacco Control Act”).

Under this Court decision, the FDA is not permitted to regulate electronic cigarettes as “drugs” or “devices” or a “combination product” under the Federal Food, Drug and Cosmetic Act unless they are marketed for therapeutic purposes.

Because we do not market our electronic cigarettes for therapeutic purposes, our electronic cigarettes are subject to being classified as “tobacco products” under the Tobacco Control Act. The Tobacco Control Act grants the FDA broad authority over the manufacture, sale, marketing and packaging of tobacco products, although the FDA is prohibited from issuing regulations banning all cigarettes or all smokeless tobacco products, or requiring the reduction of nicotine yields of a tobacco product to zero. Among other measures, the Tobacco Control Act (under various deadlines):

●	Increases the number of health warnings required on cigarette and smokeless tobacco products, increases the size of warnings on packaging and in advertising, requires the FDA to develop graphic warnings for cigarette packages and grants the FDA authority to require new warnings;
●	Requires practically all tobacco product advertising to eliminate color and imagery and instead consist solely of black text on white background;
●	Imposes new restrictions on the sale and distribution of tobacco products, including significant new restrictions on tobacco product advertising and promotion as well as the use of brand and trade names;
●	Bans the use of “light,” “mild,” “low” or similar descriptors on tobacco products;
●	Gives the FDA the authority to impose tobacco product standards that are appropriate for the protection of the public health (by, for example, requiring reduction or elimination of the use of particular constituents or components, requiring product testing, or addressing other aspects of tobacco product construction, constituents, properties or labeling);
●	Requires manufacturers to obtain FDA review and authorization for the marketing of certain new or modified tobacco products;
●	Requires pre-market approval by the FDA for tobacco products represented (through labels, labeling, advertising, or other means) as presenting a lower risk of harm or tobacco-related disease;
●	Requires manufacturers to report ingredients and harmful constituents and requires the FDA to disclose certain constituent information to the public;
●	Mandates that manufacturers test and report on ingredients and constituents identified by the FDA as requiring such testing to protect the public health, and allows the FDA to require the disclosure of testing results to the public;
●	Requires manufacturers to submit to the FDA certain information regarding the health, toxicological, behavioral or physiologic effects of tobacco products;
●	Prohibits use of tobacco containing a pesticide chemical residue at a level greater than allowed under federal law;

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●	Requires the FDA to establish “good manufacturing practices” to be followed at tobacco manufacturing facilities;
●	Requires tobacco product manufacturers (and certain other entities) to register with the FDA; and
●	Grants the FDA the regulatory authority to impose broad additional restrictions.

The Tobacco Control Act also requires establishment, within the FDA’s new Center for Tobacco Products, of a Tobacco Products Scientific Advisory Committee to provide advice, information and recommendations with respect to the safety, dependence or health issues related to tobacco products.

As indicated above, the Tobacco Control Act imposes significant new restrictions on the advertising and promotion of tobacco products. For example, the law requires the FDA to finalize certain portions of regulations previously adopted by the FDA in 1996 (which were struck down by the Supreme Court in 2000 as beyond the FDA’s authority). As written, these regulations would significantly limit the ability of manufacturers, distributors and retailers to advertise and promote tobacco products, by, for example, restricting the use of color, graphics and sound effects in advertising, limiting the use of outdoor advertising, restricting the sale and distribution of non-tobacco items and services, gifts, and sponsorship of events and imposing restrictions on the use for cigarette or smokeless tobacco products of trade or brand names that are used for non-tobacco products. The law also requires the FDA to issue future regulations regarding the promotion and marketing of tobacco products sold or distributed over the internet, by mail order or through other non-face-to-face transactions in order to prevent the sale of tobacco products to minors.

It is likely that the Tobacco Control Act could result in a decrease in tobacco product sales in the United States, including sales of our electronic cigarettes.

While the FDA has not yet mandated electronic cigarettes be regulated as tobacco products, the FDA issued proposed regulations on April 25, 2014 seeking to regulate electronic cigarettes as tobacco products. Under these proposed rules, products meeting the statutory definition of “tobacco products,” except accessories of a proposed deemed tobacco product, would be subject to the Federal Food, Drug, and Cosmetic Act (the FD&C Act), as amended by the Family Smoking Prevention and Tobacco Control Act (Tobacco Control Act). The Tobacco Control Act provides FDA authority to regulate cigarettes, cigarette tobacco, roll-your-own tobacco, smokeless tobacco, and any other tobacco products that the Agency by regulation deems to be subject to the law. Option 1 of the proposed rule would extend the Agency's “tobacco product” authorities in the FD&C Act to all other categories of products, except accessories of a proposed deemed tobacco product, that meet the statutory definition of “tobacco product” in the FD&C Act. Option 2 of the proposed rule would extend the Agency's “tobacco product” authorities to all other categories of products, except premium cigars and the accessories of a proposed deemed tobacco product, that meet the statutory definition of “tobacco product” in the FD&C Act. FDA also is proposing to prohibit the sale of “covered tobacco products” to individuals under the age of 18 and to require the display of health warnings on cigarette tobacco, roll-your own tobacco, and covered tobacco product packages and in advertisements. Further, the FDA proposed to extend its authority to cover additional products that meet the definition of a tobacco product under the proposed rule: Tobacco Products Deemed To Be Subject to the Food, Drug & Cosmetic Act (Deeming). Currently FDA regulates cigarettes, cigarette tobacco, roll-your-own tobacco and smokeless tobacco. Proposed newly “deemed” products would include: electronic cigarettes, cigars, pipe tobacco, certain dissolvables that are not “smokeless tobacco,” gels and water pipe tobacco.

If electronic cigarettes are regulated as proposed, the FDA will implement new rules to govern the labeling of electronic cigarettes, including smokeless tobacco product warning labels and “light,” “low,” “mild” or similar descriptors for tobacco products. These new laws are expected to have a significant public health impact by decreasing the number of people using tobacco products, resulting in lives saved, increased life expectancy, and lower medical costs. In addition, the FDA will also restrict the way electronic cigarette manufacturers, retailers, and distributers can advertise and promote cigarettes and smokeless tobacco products, especially marketing efforts designed to appeal to youth. Such restrictions relating to marketing, advertising, and promotion will include: prohibiting tobacco brand name sponsorship of any athletic, musical, or other social or cultural event, or any team or entry in those events, requiring that audio ads use only words with no music or sound effects, prohibiting the sale or distribution of items, such as hats and tee shirts, with cigarette and smokeless tobacco brands or logos and requiring that manufacturers receive a written order from FDA permitting the legal marketing of a new tobacco product. The FDA’s traditional “safe and effective” standard for evaluating medical products does not currently apply to tobacco. FDA evaluates new tobacco products based on a public health standard that considers the risks and benefits of the tobacco product on the population as a whole, including users and non-users. To legally market new tobacco products, a written order from FDA must be received permitting its marketing in the United States.

The application of the Tobacco Control Act to electronic cigarettes could impose, among other things, restrictions on the content of nicotine in electronic cigarettes, the advertising, marketing and sale of electronic cigarettes, the use of certain flavorings and the introduction of new products. We cannot predict the scope of such regulations or the impact they may have on our company specifically or the electronic cigarette industry generally, though if enacted, they could have a material adverse effect on our business, results of operations and financial condition.

In this regard, total compliance and related costs are not possible to predict and depend substantially on the future requirements imposed by the FDA under the Tobacco Control Act. Costs, however, could be substantial and could have a material adverse effect on our business, results of operations and financial condition. In addition, failure to comply with the Tobacco Control Act and with FDA regulatory requirements could result in significant financial penalties and could have a material adverse effect on our business, financial condition and results of operations and ability to market and sell our products. At present, we are not able to predict whether the Tobacco Control Act will impact us to a greater degree than competitors in the industry, thus affecting our competitive position.

For a description of risks related to other government regulations, please see “Risks Related to Government Regulation” in this Section.

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The FDA has concluded that electronic cigarettes may contain ingredients that are known to be toxic to humans and may contain other ingredients that may not be safe.

The FDA conducted a preliminary analysis on some samples of electronic cigarettes and components from two leading brands. These samples included 18 of the various flavored, nicotine, and no-nicotine cartridges offered for use with these products. These cartridges were obtained in order to test some of the ingredients contained in them and inhaled by users of electronic cigarettes. The FDA's Center for Drug Evaluation, Division of Pharmaceutical Analysis (DPA) analyzed the cartridges from these electronic cigarettes for nicotine content and for the presence of other tobacco constituents, some of which are known to be harmful to humans, including those that are potentially carcinogenic or mutagenic. The DPA's analysis of the electronic cigarette samples showed that the product contained detectable levels of known carcinogens and toxic chemicals to which users could potentially be exposed. DPA's testing also suggested that quality control processes used to manufacture these products are inconsistent or non-existent.

Specifically, the DPA's analysis of the electronic cigarette cartridges from the two leading brands revealed the following:

•	Diethylene glycol was detected in one cartridge at approximately 1%. Diethylene glycol, an ingredient used in antifreeze, is toxic to humans.
•	Certain tobacco-specific nitrosamines which are human carcinogens were detected in half of the samples tested.
•	Tobacco-specific impurities suspected of being harmful to humans—anabasine, myosmine, and β-nicotyrine—were detected in a majority of the samples tested.
•	The electronic cigarette cartridges that were labeled as containing no nicotine had low levels of nicotine present in all cartridges tested, except one.
•	Three different electronic cigarette cartridges with the same label were tested and each cartridge emitted a markedly different amount of nicotine with each puff. The nicotine levels per puff ranged from 26.8 to 43.2 mcg nicotine/100 mL puff.
•	One high-nicotine cartridge delivered twice as much nicotine to users when the vapor from that electronic cigarette brand was inhaled than was delivered by a sample of the nicotine inhalation product (used as a control) approved by FDA for use as a smoking cessation aid.

Because our products may contain ingredients that are known to be toxic to humans, any decreases in tobacco product sales in the United States, including sales of our electronic cigarettes, could have a material adverse effect on our business, results of operations and financial condition.

The FDA has received voluntary reports of adverse events involving e-cigarettes from consumers, health professionals and concerned members of the public.

The FDA regularly receives voluntary reports of adverse events involving e-cigarettes from consumers, health professionals and concerned members of the public. The adverse events described in these reports have included hospitalization for illnesses such as:

•	Pneumonia
•	Congestive heart failure,
•	Disorientation,
•	Seizure,
•	Hypotension, and
•	Other health problems.

Whether e-cigarettes caused these reported adverse events is unknown. Some of the adverse events could be related to a pre-existing medical condition or to other causes that were not reported to the FDA. Because our products may contribute to adverse events requiring hospitalization, any decreases in tobacco product sales in the United States as a result, including sales of our electronic cigarettes could have a material adverse effect on our business, results of operations and financial condition.

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Canadian law prohibits the importation, sale and advertisement of electronic smoking products containing nicotine without market authorization, which has not been granted to the Company.

Electronic smoking products (i.e., electronic products for the vaporization and administration of inhaled doses of nicotine including electronic cigarettes, cigars, cigarillos and pipes, as well as cartridges of nicotine solutions and related products) fall within the scope of the Canadian Food and Drugs Act. All of these products require market authorization prior to being imported, advertised or sold in Canada. Market authorization is granted by Health Canada following successful review of scientific evidence demonstrating safety, quality and efficacy with respect to the intended purpose of the health product. This evidence is provided by the sponsor seeking market authorization. To date, no electronic smoking product has been authorized for sale by Health Canada. In the absence of evidence provided by the sponsor establishing otherwise, an electronic smoking product delivering nicotine is regulated as a New Drug under Division 8, Part C of the Canadian Food and Drug Regulations. In addition, the delivery system within an electronic smoking kit that contains nicotine must meet the requirements of the Medical Devices Regulations. Appropriate establishment licenses issued by Health Canada are also needed prior to importing, and manufacturing electronic cigarettes.

The products that the Company intends to sell in Canada shall not contain nicotine and will not be subject to the prohibition on importation, sales and advertisements of electronic smoking products as mandated by the Canadian Food and Drugs Act. However, the laws and regulations governing the importation, sale and advertisement of electronic cigarette products in Canada is subject to change and our products, even without nicotine, may be subject to additional regulation.

There have been publicized incidents of electronic cigarettes exploding if improperly used.

There have been several news reports publicizing incidents in which electronic cigarettes have exploded. According to such news reports, the cause of such electronic cigarettes exploding was due to improper use by users of such electronic cigarettes that charged the devices with equipment that was not intended for such devices. Although we notify users of our products with regard to how to properly use our products, we may be unable to prevent improper use that may result in explosions of our products similar to that publicized in recent news reports, which could have a material adverse effect on our business, results of operations and financial condition.

The recent development of electronic cigarettes has not allowed the medical profession to study the long-term health effects of electronic cigarette use.

Because electronic cigarettes were recently developed the medical profession has not had a sufficient period of time to study the long-term health effects of electronic cigarette use. Currently, therefore, there is no way of knowing whether or not electronic cigarettes are safe for their intended use. If the medical profession were to determine conclusively that electronic cigarette usage poses long-term health risks, electronic cigarette usage could decline, which could have a material adverse effect on our business, results of operations and financial condition.

Our business, results of operations and financial condition could be adversely affected if we are taxed like other tobacco products or if we are required to collect and remit sales tax on certain of our internet sales.

Presently the sale of electronic cigarettes is not subject to federal excise taxes, and most state and local excise taxes, like the sale of conventional cigarettes or other tobacco products, all of which have faced significant increases in the amount of taxes collected on their sales. At present, the sale of electronic cigarettes is subject to state excise taxes in only a small number of states, Minnesota and North Carolina. However, should federal, state and local governments and or other taxing authorities impose excise taxes similar to those levied by Minnesota and North Carolina, it may have a material adverse effect on the demand for our products, as consumers may be unwilling to pay the increased costs for our products.

We may be unable to establish the systems and processes needed to track and submit the excise and sales taxes we collect through Internet sales, which would limit our ability to market our products through our websites which would have a material adverse effect on our business, results of operations and financial condition. States such as New York, Hawaii, Rhode Island and North Carolina have begun collecting sales taxes on Internet sales where companies have used independent contractors in those states to solicit sales from residents of that state. The requirement to collect, track and remit sales taxes based on independent affiliate sales may require us to increase our prices, which may affect demand for our products or conversely reduce our net profit margin, either of which would have a material adverse effect on our business, results of operations and financial condition.

The market for electronic cigarettes is a niche market, subject to a great deal of uncertainty and is still evolving.

Electronic cigarettes, having recently been introduced to market, are at an early stage of development, represent a niche market and are evolving rapidly and are characterized by an increasing number of market entrants. Our future sales and any future profits are substantially dependent upon the widespread acceptance and use of electronic cigarettes. Rapid growth in the use of, and interest in, electronic cigarettes is recent, and may not continue on a lasting basis. The demand and market acceptance for these products is subject to a high level of uncertainty. Therefore, we are subject to all of the business risks associated with a new enterprise in a niche market, including risks of unforeseen capital requirements, failure of widespread market acceptance of electronic cigarettes, in general or, specifically our products, failure to establish business relationships and competitive disadvantages as against larger and more established competitors.

We face intense competition and our failure to compete effectively could have a material adverse effect on our business, results of operations and financial condition.

Competition in the electronic cigarette industry is intense. We compete with other sellers of electronic cigarettes, most notably Lorillard, Inc., Altria Group, Inc. and Reynolds American Inc., big tobacco companies, through their electronic cigarettes business segments; the nature of our competitors is varied as the market is highly fragmented and the barriers to entry into the business are low.

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We compete primarily on the basis of product quality, brand recognition, brand loyalty, service, marketing, advertising and price. We are subject to highly competitive conditions in all aspects of our business. The competitive environment and our competitive position can be significantly influenced by weak economic conditions, erosion of consumer confidence, competitors’ introduction of low-priced products or innovative products, cigarette excise taxes, higher absolute prices and larger gaps between price categories, and product regulation that diminishes the ability to differentiate tobacco products.

Our principal competitors are “big tobacco”, U.S. cigarette manufacturers of both conventional tobacco cigarettes and electronic cigarettes like Altria Group, Inc., Lorillard, Inc. and Reynolds American Inc. We compete against “big tobacco” who offers not only conventional tobacco cigarettes and electronic cigarettes but also smokeless tobacco products such as “snus” (a form of moist ground smokeless tobacco that is usually sold in sachet form that resembles small tea bags), chewing tobacco and snuff. Furthermore, we believe that “big tobacco” will devote more attention and resources to developing and offering electronic cigarettes as the market for electronic cigarettes grows. Because of their well-established sales and distribution channels, marketing expertise and significant resources, “big tobacco” is better positioned than small competitors like us to capture a larger share of the electronic cigarette market. We also compete against numerous other smaller manufacturers or importers of cigarettes. There can be no assurance that we will be able to compete successfully against any of our competitors, some of whom have far greater resources, capital, experience, market penetration, sales and distribution channels than us. If our major competitors were, for example, to significantly increase the level of price discounts offered to consumers, we could respond by offering price discounts, which could have a materially adverse effect on our business, results of operations and financial condition.

Sales of conventional tobacco cigarettes have been declining, which could have a material adverse effect on our business.

The overall U.S. market for conventional tobacco cigarettes has generally been declining in terms of volume of sales, as a result of restrictions on advertising and promotions, funding of smoking prevention campaigns, increases in regulation and excise taxes, a decline in the social acceptability of smoking, and other factors, and such sales are expected to continue to decline. Recently, a national drug store chain announced that it would cease selling tobacco products by October 1, 2014. If other national drug store chains also decide to cease selling tobacco products, cigarette sales could decline further. While the sales of electronic cigarettes have been increasing over the last several years, the electronic cigarette market is only developing and is a fraction of the size of the conventional tobacco cigarette market. A continual decline in cigarette sales may adversely affect the growth of the electronic cigarette market, which could have a material adverse effect on our business, results of operations and financial condition.

Third party assertions of our infringement of their intellectual property rights could result in our having to incur significant costs and modify the way in which we currently operate our business.

We do not own any domestic or foreign patents relating to our electronic cigarettes. The electronic cigarette industry is nascent and third parties may claim patent rights over one or more types of electronic cigarettes. Any third party lawsuits alleging our infringement of patents, trade secrets or other intellectual property rights could cause us to do one or more of the following:

●	Stop selling products or using technology that contains the allegedly infringing intellectual property;
●	Incur significant legal expenses;
●	Pay substantial damages to the party whose intellectual property rights we may be found to be infringing;
●	Redesign those products that contain the allegedly infringing intellectual property; or
●	Attempt to obtain a license to the relevant intellectual property from third parties, which may not be available to use on reasonable terms or at all.

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There is no assurance that third party lawsuits alleging our infringement of patents, trade secrets or other intellectual property rights could not have a material adverse effect on our business, results of operations and financial condition.

Electronic cigarettes face intense media attention and public pressure.

Electronic cigarettes are new to the marketplace and since their introduction certain members of the media, politicians, government regulators and advocate groups, including independent medical physicians have called for an outright ban of all electronic cigarettes, pending regulatory review and a demonstration of safety. A partial or outright ban would have a material adverse effect on our business, results of operations and financial condition.

We rely on a limited number of key employees and may experience difficulty in attracting and hiring qualified new personnel in some areas of our business.

The loss of any of our key employees could adversely affect our business. As a member of the tobacco industry, we may experience difficulty in identifying and hiring qualified executives and other personnel in some areas of our business. This difficulty is primarily attributable to the health and social issues associated with the tobacco industry. The loss of services of any key employees or our inability to attract, hire and retain personnel with requisite skills could restrict our ability to develop new products, enhance existing products in a timely manner, sell products or manage our business effectively. These factors could have a material adverse effect on our business, results of operations and financial condition.

We may experience product liability claims in our business, which could adversely affect our business.

The tobacco industry in general has historically been subject to frequent product liability claims. As a result, we may experience product liability claims from the marketing and sale of electronic cigarettes. Any product liability claim brought against us, with or without merit, could result in:

●	Liabilities that substantially exceed our product liability insurance, which we would then be required to pay from other sources, if available;
●	An increase of our product liability insurance rates or the inability to maintain insurance coverage in the future on acceptable terms, or at all;
●	Damage to our reputation and the reputation of our products, resulting in lower sales;
●	Regulatory investigations that could require costly recalls or product modifications;
●	Litigation costs; and
●	The diversion of management’s attention from managing our business.

Any one or more of the foregoing could have a material adverse effect on our business, results of operations and financial condition.

If we experience product recalls, we may incur significant and unexpected costs and our business reputation could be adversely affected.

We may be exposed to product recalls and adverse public relations if our products are alleged to cause illness or injury, or if we are alleged to have violated governmental regulations. A product recall could result in substantial and unexpected expenditures that could exceed our product recall insurance coverage limits and harm to our reputation, which could have a material adverse effect on our business, results of operations and financial condition. In addition, a product recall may require significant management time and attention and may adversely impact on the value of our brands. Product recalls may lead to greater scrutiny by federal or state regulatory agencies and increased litigation, which could have a material adverse effect on our business, results of operations and financial condition.

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Product exchanges, returns and warranty claims may adversely affect our business.

If we are unable to maintain an acceptable degree of quality control of our products we will incur costs associated with the exchange and return of our products as well as servicing our customers for warranty claims. Any of the foregoing on a significant scale may have a material adverse effect on our business, results of operations and financial condition.

Adverse economic conditions may adversely affect the demand for our products.

Electronic cigarettes are new to market and may be regarded by users as a novelty item and expendable as such demand for our products may be extra sensitive to economic conditions. When economic conditions are prosperous, discretionary spending typically increases; conversely, when economic conditions are unfavorable, discretionary spending often declines. Any significant decline in economic conditions that affects consumer spending could have a material adverse effect on our business, results of operations and financial condition.

Our success is dependent upon our marketing efforts.

We intend to undertake extensive marketing activities to promote brand awareness and our portfolio of products. If we are unable to generate significant market awareness for our products and our brands at the consumer level or unable to capitalize on significant marketing, advertising or promotional campaigns we undertake, our business, financial condition and results of operations could be adversely affected.

We rely, significantly, on the efforts of third party agents to generate sales of our products.

We rely, significantly, on the efforts of independent distributors to purchase and distribute our products to wholesalers and retailers. No single distributor currently accounts for a material percentage of our sales and we believe that should any of these relationships terminate we would be able to find suitable replacements and do so on a timely basis. However, any loss of distributors or our ability to timely replace any given distributor could have a material adverse effect on our business, financial condition and results of operations.

We rely, in part, on the efforts of independent salespersons who sell our products to distributors and major retailers and Internet sales affiliates to generate sales of products. No single independent salesperson or Internet affiliate currently accounts for a material percentage of our sales and we believe that should any of these relationships terminate we would be able to find suitable replacements and do so on a timely basis. However, any loss of independent sales persons or Internet sales affiliates or our ability to timely replace any one of them could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to adapt to trends in our industry.

We may not be able to adapt as the electronic cigarette industry and customer demand evolves, whether attributable to regulatory constraints or requirements, a lack of financial resources or our failure to respond in a timely and/or effective manner to new technologies, customer preferences, changing market conditions or new developments in our industry. Any of the failures to adapt for the reasons cited herein or otherwise could make our products obsolete and would have a material adverse effect on our business, financial condition and results of operations.

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We depend on third party manufacturers for our products.

We depend on third party manufacturers for our electronic cigarettes, vaporizers and accessories. Our customers associate certain characteristics of our products including the weight, feel, draw, unique flavor, packaging and other attributes of our products to the brands we market, distribute and sell. Any interruption in supply and/or consistency of our products may adversely impact our ability to deliver our products to our wholesalers, distributors and customers and otherwise harm our relationships and reputation with customers, and have a materially adverse effect on our business, results of operations and financial condition.

Although we believe that several alternative sources for the components, chemical constituents and manufacturing services necessary for the production of our products are available, any failure to obtain any of the foregoing would have a material adverse effect on our business, results of operations and financial condition.

We rely on Chinese manufacturers to produce our products.

Our manufacturers are based in China. Certain Chinese factories and the products they export have recently been the source of safety concerns and recalls, which is generally attributed to lax regulatory, quality control and safety standards. Should Chinese factories continue to draw public criticism for exporting unsafe products, whether those products relate to our products or not we may be adversely affected by the stigma associated with Chinese production, which could have a material adverse effect on our business, results of operations and financial condition.

We may be unable to promote and maintain our brands.

We believe that establishing and maintaining the brand identities of our products is a critical aspect of attracting and expanding a large customer base. Promotion and enhancement of our brands will depend largely on our success in continuing to provide high quality products. If our customers and end users do not perceive our products to be of high quality, or if we introduce new products or enter into new business ventures that are not favorably received by our customers and end users, we will risk diluting our brand identities and decreasing their attractiveness to existing and potential customers.

Moreover, in order to attract and retain customers and to promote and maintain our brand equity in response to competitive pressures, we may have to increase substantially our financial commitment to creating and maintaining a distinct brand loyalty among our customers. If we incur significant expenses in an attempt to promote and maintain our brands, our business, results of operations and financial condition could be adversely affected.

We expect that new products and/or brands we develop will expose us to risks that may be difficult to identify until such products and/or brands are commercially available.

We are currently developing, and in the future will continue to develop, new products and brands, the risks of which will be difficult to ascertain until these products and/or brands are commercially available. For example, we are developing new formulations, packaging and distribution channels. Any negative events or results that may arise as we develop new products or brands may adversely affect our business, financial condition and results of operations.

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If we are unable to manage our anticipated future growth, our business and results of operations could suffer materially.

Our future operating results depend to a large extent on our ability to successfully manage our anticipated growth. To manage our anticipated growth, we believe we must effectively, among other things:

●	Hire, train and manage additional employees;
●	Expand our marketing and distribution capabilities;
●	Increase our product development activities;
●	Add additional qualified finance and accounting personnel; and
●	Implement and improve our administrative, financial and operational systems, procedures and controls.

We are increasing our investment in marketing and distribution channels and other functions to grow our business. We are likely to incur the costs associated with these increased investments earlier than some of the anticipated benefits and the return on these investments, if any, may be lower, may develop more slowly than we expect or may not materialize.

If we are unable to manage our growth effectively, we may not be able to take advantage of market opportunities or develop new products, and we may fail to satisfy product requirements, maintain product quality, execute our business plan or respond to competitive pressures, any of which could have a material adverse effect on our business, results of operations and financial condition.

We face competition from foreign importers who do not comply with government regulation.

We face competition from foreign sellers of electronic cigarettes that may illegally ship their products into the United States for direct delivery to customers. These market participants will not have the added cost and expense of complying with U.S. regulations and taxes and as a result will be able to offer their product at a more competitive price than us and potentially capture market share. Moreover, should we be unable to sell certain of our products during any regulatory approval process we have no assurances that we will be able to recapture those customers that we lost to our foreign domiciled competitors during any “blackout” periods, during which we are not permitted to sell our products. This competitive disadvantage may have a material adverse effect on our business, results of operations and our financial condition.

Internet security poses a risk to our e-commerce sales.

At present we generate a portion of our sales through e-commerce sales on our websites. We manage our websites and e-commerce platform internally and as a result any compromise of our security or misappropriation of proprietary information could have a material adverse effect on our business, financial condition and results of operations. We rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure Internet transmission of confidential information, such as credit and other proprietary information. Advances in computer capabilities, new discoveries in the field of cryptography or other events or developments may result in a compromise or breach of the technology used by us to protect client transaction data. Anyone who is able to circumvent our security measures could misappropriate proprietary information or cause material interruptions in our operations. We may be required to expend significant capital and other resources to protect against security breaches or to minimize problems caused by security breaches. To the extent that our activities or the activities of others involve the storage and transmission of proprietary information, security breaches could damage our reputation and expose us to a risk of loss and/or litigation. Our security measures may not prevent security breaches. Our failure to prevent these security breaches may result in consumer distrust and may adversely affect our business, results of operations and financial condition.

Our results of operations could be adversely affected by currency exchange rates and currency devaluations.

Our functional currency is the U.S. dollar; substantially all of our purchases and sales are currently generated in U.S. dollars. However, our manufacturers and suppliers are located in China. The Chinese currency, the renminbi, has appreciated significantly against the U.S. dollar in recent years. Fluctuations in exchange rates between our respective currencies could result in higher production and supply costs to us which would have a material adverse effect on our results of operations if we are not willing or able to pass those costs on to our customers.

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Risks Related to Government Regulation

Changes in laws, regulations and other requirements could adversely affect our business, results of operations or financial condition.

In addition to the anticipated regulation of our business by the FDA, our business, results of operations or financial condition could be adversely affected by new or future legal requirements imposed by legislative or regulatory initiatives, including, but not limited to, those relating to health care, public health and welfare and environmental matters. For example, in recent years, states and many local and municipal governments and agencies, as well as private businesses, have adopted legislation, regulations or policies which prohibit, restrict, or discourage smoking; smoking in public buildings and facilities, stores, restaurants and bars; and smoking on airline flights and in the workplace. Furthermore, some states prohibit and others are considering prohibiting the sales of electronic cigarettes to minors. Other similar laws and regulations are currently under consideration and may be enacted by state and local governments in the future. At present, it is not clear if electronic cigarettes, which omit no smoke or noxious odors, are subject to such restrictions. If electronic cigarettes are subject to restrictions on smoking in public and other places, our business, operating results and financial condition could be materially and adversely affected. New legislation or regulations may result in increased costs directly for our compliance or indirectly to the extent such requirements increase the prices of goods and services because of increased costs or reduced availability. We cannot predict whether such legislative or regulatory initiatives will result in significant changes to existing laws and regulations and/or whether any changes in such laws or regulations will have a material adverse effect on our business, results of operations or financial condition.

Restrictions on the public use of electronic cigarettes may reduce the attractiveness and demand for our electronic cigarettes.

Certain states, such as North Dakota, New Jersey, Utah, Arkansas, Colorado, Delaware, Hawaii, Kansas, Maryland, New Hampshire, Oklahoma, Oregon, South Dakota and Vermont, and certain cities, such as New York City, Boston, Chicago and San Francisco, have adopted limitations on the use of electronic cigarettes in certain public areas, while others are considering banning the use of electronic cigarettes. If the use of electronic cigarettes is banned anywhere the use of traditional tobacco burning cigarettes is banned, electronic cigarettes may lose their appeal as an alternative to traditional tobacco burning cigarettes, which may reduce the demand for our products and, thus, have a material adverse effect on our business, results of operations and financial condition.

Limitation by states on sales of electronic cigarettes may have a material adverse effect on our ability to sell our products.

If one or more states from which we generate or anticipate generating significant sales bring actions to prevent us from selling our products unless we obtain certain licenses, approvals or permits and if we are not able to obtain the necessary licenses, approvals or permits for financial reasons or otherwise and/or any such license, approval or permit is determined to be overly burdensome to us then we may be required to cease sales and distribution of our products to those states, which would have a material adverse effect on our business, results of operations and financial condition.

The FDA has issued an import alert which has limited our ability to import certain of our products.

As a result of FDA import alert 66-41 (which allows the detention of unapproved drugs promoted in the U.S.), U.S. Customs has from time to time temporarily and in some instances indefinitely detained products sent to us by our Chinese suppliers. If the FDA modifies the import alert from its current form which allows U.S. Customs discretion to release our products to us, to a mandatory and definitive hold we will no longer be able to ensure a supply of saleable product, which will have a material adverse effect on our business, results of operations and financial condition. We believe this FDA import alert will become less relevant to us as and when the FDA regulates electronic cigarettes under the Tobacco Control Act.

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The application of the Prevent All Cigarette Trafficking Act and/or the Federal Cigarette Labeling and Advertising Act to electronic cigarettes would have a material adverse affect on our business.

At present, neither the Prevent All Cigarette Trafficking Act (which prohibits the use of the U.S. Postal Service to mail most tobacco products and which amends the Jenkins Act, which would require individuals and businesses that make interstate sales of cigarettes or smokeless tobacco to comply with state tax laws) nor the Federal Cigarette Labeling and Advertising Act (which governs how cigarettes can be advertised and marketed) apply to electronic cigarettes. The application of either or both of these federal laws to electronic cigarettes could result in additional expenses, could prohibit us from selling products through the internet and require us to change our advertising and labeling and method of marketing our products, any of which would have a material adverse effect on our business, results of operations and financial condition.

We may face the same governmental actions aimed at conventional cigarettes and other tobacco products.

Tobacco industry expects significant regulatory developments to take place over the next few years, driven principally by the World Health Organization’s Framework Convention on Tobacco Control (“FCTC”). The FCTC is the first international public health treaty on tobacco, and its objective is to establish a global agenda for tobacco regulation with the purpose of reducing initiation of tobacco use and encouraging cessation. Regulatory initiatives that have been proposed, introduced or enacted include:

●	The levying of substantial and increasing tax and duty charges;
●	Restrictions or bans on advertising, marketing and sponsorship;
●	The display of larger health warnings, graphic health warnings and other labeling requirements;
●	Restrictions or bans on the display of tobacco product packaging at the point of sale, and restrictions or bans on cigarette vending machines;
●	Requirements regarding testing, disclosure and performance standards for tar, nicotine, carbon monoxide and other smoke constituents levels;
●	Requirements regarding testing, disclosure and use of tobacco product ingredients;
●	Increased restrictions on smoking in public and workplaces and, in some instances, in private places and outdoors;
●	Elimination of duty free allowances for travelers; and
●	Encouraging litigation against tobacco companies.

If electronic cigarettes are subject to one or more significant regulatory initiates enacted under the FCTC, our business, results of operations and financial condition could be materially and adversely affected.

Risks Related to our Common Stock

Our common stock is listed for quotation on the OTC Pink Tier of the marketplace maintained by OTC Markets Group, Inc., which may make it more difficult for investors to resell their shares due to suitability requirements.

Our common stock is currently quoted on the OTC Pink Tier of the marketplace maintained by OTC Markets Group, Inc. Broker- dealers often decline to trade in over-the-counter stocks given the market for such securities are often limited, the stocks are more volatile and the risk to investors is greater. These factors may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or otherwise dispose of their shares. This could cause our stock price to decline.

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We will incur increased costs as a result of becoming a fully reporting public company under the 34 Act.

Although the existing listing of our shares on the Pink Sheets requires us to file financial information and make certain other filings with the OTC Pink Sheets, our status as a reporting company under the Exchange Act will cause us to incur additional legal, accounting and other expenses that we have not previously incurred, including costs related to compliance with the requirements of the Sarbanes-Oxley Act of 2002. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We also expect these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our Board or as executive officers. We cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. If, notwithstanding our efforts to comply with new laws, regulations and standards, we fail to comply, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

Investors could lose confidence in our financial reports, and the value of our shares may be adversely affected, if our internal controls over financial reporting are found not to be effective by management or by an independent registered public accounting firm or if we make disclosure of existing or potential significant deficiencies or material weaknesses in those controls.

As a fully reporting public company, we will be required, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting as of the end of the fiscal year. Our first report on compliance with Section 404 is expected to be in connection with our financial statements for the year ending December 31, 2014. Additionally, our independent registered public accounting firm will be required to issue a report on management’s assessment of our internal control over financial reporting and a report on their evaluation of the operating effectiveness of our internal control over financial reporting. Our auditor’s first report on our compliance with Section 404 is expected to be in connection with our annual report on Form 10-K following the date on which we are no longer an emerging growth company. The controls and other procedures are designed to ensure that information required to be disclosed by us in the reports that we file with the SEC is disclosed accurately and is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. We are in the early stages of conforming our internal control procedures to the requirements of Section 404 and we may not be able to complete our evaluation, testing and any required remediation needed to comply with Section 404 in a timely fashion.

We continue to evaluate our existing internal controls over financial reporting against the standards adopted by the Public Company Accounting Oversight Board. During the course of our ongoing evaluation of the internal controls, we may identify areas requiring improvement, and may have to design enhanced processes and controls to address issues identified through this review. Remediating any deficiencies, significant deficiencies or material weaknesses that we or our independent registered public accounting firm may identify may require us to incur significant costs and expend significant time and management resources. We cannot assure you that any of the measures we implement to remedy any such deficiencies will effectively mitigate or remedy such deficiencies. The existence of one or more material weaknesses could affect the accuracy and timing of our financial reporting. Investors could lose confidence in our financial reports, and the value of our shares may be adversely affected, if our internal controls over financial reporting are found not to be effective by management or by an independent registered public accounting firm or if we make disclosure of existing or potential significant deficiencies or material weaknesses in those controls.

On August 28, 2013, we issued 600,000 shares of our common stock for cash of $135,000 to Kodiak Capital Group, which differs from the option price for the shares as disclosed on our Form 1-A offering statement that was declared qualified on August 14, 2013 and may dilute our share value more than as originally disclosed.

Pursuant to the Option Agreement dated April 5, 2013, which was filed with the Commission on Form 1-A/A, as amended, on November 14, 2013 (the “Option Agreement”), the Company granted to the Kodiak Capital Group (“Kodiak”) the option to purchase shares of our common stock at a fixed price of $.40 per share. The Company’s offering statement on Form 1-A/A was declared qualified on August 14, 2013. However, on August 28, 2014, the Company and Kodiak entered into an Addendum to the Option Agreement, which was filed with the Commission on Form 10/A as Exhibit 10.5 on December 10, 2014 (the “Addendum”), pursuant to which the Company issued 600,000 shares to Kodiak in exchange for cash equal to a total purchase price of $135,000, or a purchase price of $0.225 per share.

The option price of our common stock as sold to Kodiak pursuant to the Addendum is substantially lower than the option price of our common stock as originally disclosed on our Form 1-A/A offering statement. Therefore, the purchase of the shares of our common stock by Kodiak at the lower option price may dilute our share value more than as originally disclosed since less capital was paid for the shares purchased by Kodiak than as originally disclosed, which might have an adverse effect on any trading market for our common stock. Additionally, this issuance to Kodiak was made contrary to the requirement that the Company sell the shares and the same were under option to be sold at a per share price of $0.40, which was disclosed throughout the Form 1A/A.

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There is a very limited and illiquid trading market for our Common Stock in the United States and no such market may develop.

Although our shares are currently traded on the OTC Pink Sheets, it is a very limited and illiquid market. As a result, no trading market for our Common Stock may develop in the United States and you may not be able to transfer or resell your shares at their fair value, or at all.

We are eligible to be treated as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our Common Stock less attractive to investors.

We are an “emerging growth company”, as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including (1) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, (2) reduced disclosure obligations regarding executive compensation in this registration statement and our periodic reports and proxy statements and (3) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our Common Stock held by non-affiliates exceeds $700.0 million as of any June 30 before that time or if we have total annual gross revenue of $1.0 billion or more during any fiscal year before that time, in which cases we would no longer be an emerging growth company as of the following December 31 or, if we issue more than $1.0 billion in non-convertible debt during any three-year period before that time, we would cease to be an emerging growth company immediately. We cannot predict if investors will find our Common Stock less attractive because we may rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and our stock price may be more volatile. Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Stock market fluctuations may adversely affect the price of our shares.

There are a number of risks associated with any stock market investment. Our shares have been traded on the Pink Sheets since April 2012. The price of our shares has been, and is likely to continue to be, volatile, which means that it could decline substantially within a short period of time. For example, our closing price per share has ranged from $0.13 to $1.38 in the period from April 18, 2012 to November 12, 2014. The value of the shares will be determined by the stock market and will be subject to a range of factors beyond our control. These factors include movements in local and international stock exchanges, local interest rates and exchange rates, domestic and international economic and political conditions, government taxation, market supply, competition and demand and other legal, regulatory or policy changes.

We do not intend to pay cash dividends on our Common Stock in the foreseeable future.

We have never declared or paid any cash dividends on our shares, and we currently do not anticipate paying any cash dividends in the foreseeable future. We intend to retain any earnings to finance the development and expansion of our products and business. Accordingly, our shareholders will not realize a return on their investment unless the trading price of our shares appreciates.

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Other general risks.

Our future viability and profitability is also dependent on a number of other factors that affect the performance of all industries and not just the medical device industry, including (but not limited to) the following:

●	Financial failure or default by a party to any contract to which we are, or may become, a party;
●	Insolvency or other managerial failure by any of our key employees or contractors that we use, or may use;
●	Industrial disputes;
●	Litigation;
●	Natural disasters; and
●	Acts of terrorism or an outbreak of international hostilities.

ITEM 2. FINANCIAL INFORMATION.

SELECTED FINANCIAL DATA

Since the Company qualifies as a smaller reporting company, as defined by § 229.10(f)(1), it is not required to provide the information required by this Item.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

Disclaimer Regarding Forward Looking Statements

The following discussion and analysis of our financial condition and results of operations should be read together with our consolidated financial statements and related notes appearing elsewhere in this registration statement. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. You should review the “Risk Factors” section of this registration statement for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements described in the following discussion and analysis.

Overview

We are an electronic cigarette company headquartered in San Diego, California, that designs, markets and sells electronic cigarettes, cigars, cartomizers and related accessories under the Icon Vapor brand. We have commercially launched our Icon Vapor products which are now being sold online. Our initial sales campaign began in August of 2012, but sales are not to the point that our operations are profitable.

Our initial strategy has been to drive online sales through our Icon Vapor eCommerce website. We do not intend to compete with larger, significantly greater capitalized e-cigarette companies in the brick-and-mortar retail environment, which we believe would require substantial advertising, particularly direct television marketing, advertisements in trade magazines, point of sale materials, display, price promotions, in-store and on-premise promotions and slotting fees. We intend to launch a network marketing sales program which we believe will result in a more dedicated sales program and produce stronger results.

We intend to distribute and sell our Icon Vapor products through a network of independent members using the direct selling channel. We believe that this strategy will enhance consumer awareness and the demand for our products for smokers who are looking for, and shifting to, a potentially more healthy “smoking” choice. We believe that these selling channels are ideally suited to marketing our products because sales of electronic and vapor cigarettes involves an education process strengthened by ongoing personal contact between members of the network and their customers. We expect that our members will consume Icon Vapor products themselves and, therefore, would provide first-hand testimonials of our products to their customers, which we believe can serve as a powerful sales tool.

In addition, we also intend to acquire other electronic cigarette sales and distribution companies to broaden our distribution and sales network and to enhance our penetration into the market. In furtherance of our acquisition strategy, we entered into an agreement with Green Tree Syndicate, Inc., a California corporation that distributes and sells electronic cigarettes (“Green Tree”), to acquire all of Green Tree’s capital stock and assets. We expect that this acquisition, once effectuated, will allow the Company to drive sales by adding Green Tree’s existing distribution and sales network to the Company’s portfolio of distribution and sales channels.

For financial reporting purposes, we have one reportable segment which designs and markets our products under the Icon Vapor brand.

To date, we have devoted substantially all of our efforts to product commercialization, research and development, business planning, recruiting management and technical staff, acquiring operating assets, and raising capital. We have incurred significant operating losses since our inception in 2004. As of December 31, 2013, we had an accumulated deficit of approximately $1,185,919. We expect to incur net losses for the foreseeable future because of our plans to research and develop product improvements, build \ infrastructure and expand into new commercial markets.

The Company at September 30, 2014 has three variable convertible notes payable to an individual in the amount of $149,000. The first note of $59,000 is convertible into common stock, without interest, at market, and originally due in 2009. Notes 2 and 3 occurred on July 24, 2013 for $20,000 and July 26, 2013 for $70,000. The notes bear interest at 3% and are convertible any time after December 31, 2014 at a 50% discount off the market price.

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In addition, the Company at September 30, 2014 had six fixed convertible notes all bearing interest at 8%, due in one year from its creation date, convertible at a fixed rate of .40 per share totaling $140,000. The first note is dated January 10, 2014 is for $40,000, the second dated January 29, 2014 for $45,000, the third dated February 14, 2014 is for $15,000 , the fourth dated March 7, 2014 is for $10,000, the fifth dated April 15, 2014 is for $10,000 and the sixth for $20,000 dated June 5, 2014.

Since January, 2013, we have raised $240,000 through the issuance of common stock in private placements. Our corporate headquarters are located in San Diego, California.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements prepared in accordance with generally accepted accounting principles in the U.S. The preparation of these financial statements requires us to make certain estimates and assumptions that may affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reported periods and related disclosures. These estimates and assumptions, including those related to revenue recognition, inventory valuation, impairment of long-lived assets, income taxes including the valuation allowance for deferred tax assets, research and development and stock-based compensation are monitored and analyzed by us for changes in facts and circumstances, and material changes in these estimates could occur in the future. We base our estimates on our historical experience and various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from our estimates under different assumptions or conditions.

We believe that our application of the following accounting policies, each of which require significant judgments and estimates on the part of management, are the most critical to aid in fully understanding and evaluating our reported financial results. Our significant accounting policies are more fully described in Note 2, “Summary of Significant Accounting Policies”, to our consolidated financial statements appearing elsewhere in this registration statement.

Revenue Recognition

We generate all of our revenue from sales of our Icon Vapor family of products to consumers. We follow paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition. The Company will recognize revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable; and (iv) collectability is reasonably assured. We mainly sell to consumers. There are no price incentives and the product can only be returned if defective. As the Company does not believe defective merchandize is likely an allowance has not been recognized. Revenue is recognized when the product is shipped to the customer.

Allowance for Doubtful Accounts

The Company evaluates the collectability of its accounts receivable based on a combination of factors. In circumstances where it is aware of a specific customers ability to meet its financial obligations, it records a specific reserve to reduce the amounts recorded to what it believes will be collected. For all other customers, it recognizes reserves for bad debts based on historical experience. The company has historically experienced virtually no bad debts and thus has not established a reserve.

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Inventory

The Company’s inventory consists of finished electronic cigarettes and flavors of vapor, valued under the FIFO method, stated and the lower of cost or market value.

Results of Operations

The following is a description of significant components of our operations, including significant trends and uncertainties that we believe are important to an understanding of our business and results of operations.

Revenue

Our sales, total revenue, total operating expenses and operating income for the three and nine months ended September 30, 2014, compared to the three and nine months ended September 30, 2013 were as follows:

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenues	$3,369	$5,099	$10,765	$23,913
Costs of Services	1,702	2,380	5,756	11,956

Gross Margin	1,667	2,719	5,009	11,957

Expenses:

Professional Fees	73,539	64,692	156,725	166,014
General and Administrative	2,727	199,340	235,952	241,070
Operating Expenses	76,266	264,032	392,677	407,084

Operating Income (Loss)	(74,599)	(261,313)	(387,668)	(395,127)

Other Income (Expense)
Interest	(466)	(1,170)	(6,522)	(3,566)

Net Loss Before Taxes	(75,065)	(262,483)	(394,190)	(398,683)

Income and Franchise Tax	-	-

Net Loss	(75,065)	$(262,483)	(394,190)	(398,683)

Loss per Share, Basic & Diluted	$(0.00)	$(0.01)	(0.01)	(0.01)

Weighted Average Shares Outstanding	40,874,732	38,685,598	40,095,011	38,533,500

Total revenue for the three months ended September 30, 2014 was $3,369, as compared to $5,099 for the three months ended September 30, 2013. The decrease in revenue can be attributed primarily to the limited availability of capital to implement our marketing and business plan.

Total revenue for the nine months ended September 30, 2014 was $10,765, as compared to $23,913 for the nine months ended September 30, 2013. The decrease in revenue can be attributed primarily to the limited availability of capital to implement our marketing and business plan.

Total operating expenses, including expenses for services, professional fees and general and administrative services, for the three month period ended September 30, 2014 were $76,266, which was comprised of $73,539 in professional fees and $2,727 in other general and administrative costs, as compared to $264,032 for the three month period ended September 30, 2013, which was comprised of $64,692 in professional fees and $199,340 in other general and administrative costs. The overall decrease in operating expenses can be attributed to reduced expenses incurred from sales and distribution operations.

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Total operating expenses, including expenses for services, professional fees and general and administrative services, for the nine month period ended September 30, 2014 were $392,677, which was comprised of $156,725 in professional fees and $235,952 in other general and administrative costs, as compared to $407,084 for the nine month period ended September 30, 2014, which was comprised of $166,014 in professional fees and $241,070 in other general and administrative costs. The overall decrease in operating expenses can be attributed to lower expenses incurred from increased legal and marketing costs associated with preparing the implementation of our marketing and business plans.

The net loss for the three months ended September 30, 2014 was $75,065 as compared to $262,483 for the three month period ending September 30, 2013.

The net loss for the nine months ended September 30, 2014 was $394,190 as compared to $398,683 for the nine month period ending September 30, 2013.

Liquidity and Capital Resources

Our cash, current assets, intangible assets, total assets, current liabilities and total liabilities as of September 30, 2014 and December 31, 2013 were as follows:

	30-Sept-14	31-Dec-13	$ Change	% Change
Working Capital	$(249,409)	$(210,158)	$(39,251)	19%
Cash	71,076	74,843	(3,767)	-5%
Total current assets	111,149	134,349	(23,200)	-17%
Accounts payable and accrued expenses	8,019	4,500	3,519	78%
Notes payable	160,803	169,137	8,334	-5%
Total current liabilities	494,702	344,507	150,195	44%
Total liabilities	$360,603	$344,507	$16,096	5%

Sources and Uses of Cash

Operations

We had net cash used on operating activities of $250,624 for the nine months ended September 30, 2014 as compared to net cash used for operating activities of $133,733 for the nine months ended September 30, 2013.

Investments

There were no cash flow used by investments for the nine months ended September 30, 2014 as opposed to $27,918 used in the same period of 2013 for the purchase of fixed assets.

Financing

For the nine month period ended September 30, 2014 $246,857 was provided by financing activities as compared to $247,045 provided by financing activities for the nine month period ended September 30, 2013. In 2014 the financing came from loans as opposed to 2013 which was from stock sales for cash.

Net Income

For the nine months ended September 30, 2014 and 2013, we had net loss of $394,190 and $398,683, respectively. The net income (loss) during for the nine months ended September 30, 2014 was primarily attributed to higher general and administrative costs.

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Year ended December 31, 2013 compared to Year Ended December 31, 2012

Results of Operations

Revenue

Our sales, total revenue, total operating expenses and operating income for the twelve months ended December 31, 2013, compared to the twelve months ended December 31, 2012, were as follows:

	For the Twelve Months Ended December 31,
	2013	2012
Revenues	$29,980	$21,682
Cost of Services	17,662	10,847
Gross Margin	12,318	10,835

Expenses
Derivative liability	170,870
Professional Fees	231,044	216,925
General & Admin	211,786	103,014
Operating Expenses	613,700	319,939

Operating Income (Loss)	(601,382)	(309,104)
Loss on discontinued operations		(11,549)
Gain on Disposal of Assets		139,129
Interest	(1,952)	(5,392)
Net Loss Before Taxes	(603,334)	(186,916)
Income and Franchise Tax	-	-

Net Loss	(603,334)	(186,916)

Total revenue for the twelve months ended December 31, 2013 was $29,980, as compared to $21,682 for the twelve months ended December 31, 2012. The decrease in revenue can be attributed primarily to the limited availability of capital to implement our marketing and business plan.

Total operating expenses, including expenses for derivative liability, services, professional fees and general and administrative services, for the twelve month period ended December 31, 2013 were $613,700, which was comprised of $170,870 for derivative liability, $231,044 in professional fees and $211,786 in other general and administrative costs, as compared to $319,939 for the twelve month period ended December 31, 2012, which was comprised of $0 for derivative liability, $216,925 in professional fees and $103,014 in other general and administrative costs. The overall increase in operating expenses can be attributed to expenses incurred from increased legal and marketing costs associated with preparing the implementation of our marketing and business plans.

The net loss for the twelve months ended December 31, 2013 was $603,334 as compared to $186,916 for the twelve month period ending December 31, 2012.

Liquidity and Capital Resources

Our cash, current assets, intangible assets, total assets, current liabilities and total liabilities as of December 31, 2013 and December 31, 2012 were as follows:

	31-Dec-13	31-Dec-12	$ Change	% Change
Working Capital	$(210,158)	$87,359	$(297,517)	-340.6%
Cash	74,843	76,779	(1,936)	-2.5%
Total current assets	134,349	246,106	(111,757)	-45.4%
Total assets	160,479	254,891	(94,412)	-37.0%
Accounts payable and accrued expenses	4,500	4,500	-	0.0%
Notes payable	169,137	154,247	14,890	9.7%
Total current liabilities	344,507	158,747	185,760	117.0%
Total liabilities	344,507	158,747	185,760	117.0%

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Cash Requirements

As of September 30, 2014, our primary source of liquidity was our cash and cash equivalents on hand of $71,076. However, we believe our current cash balances, together with the net product revenues are not sufficient to meet our anticipated cash requirements to fund our further commercialization of our Icon Vapor product line and to develop and implement a network marketing sales plan which are critical to driving sales to bring our business operations to profitability for the next twelve months. Given our existing sources of liquidity and expected cash burn, we believe that we will need at least $7,000,000 in financing in order to continue as a going concern for the next twelve months from September 30, 2014, of which we will use $2,000,000 to fund our acquisition of Green Tree Syndicate, Inc., an electronic cigarette sales and distribution company, $3,500,000 to purchase inventory, $500,000 for marketing and trade shows, $700,000 for consultant compensation and $300,000 for administrative and operational expense. We plan to obtain this financing through private placement offerings of the Company’s securities.

Our forecast of the period of time through which our financial resources and capital requirements will be adequate to support our operations, further expand the commercialization of Icon Vapor are forward-looking statements and involve risks and uncertainties, and actual results could vary materially and negatively as a result of a number of factors, including the factors discussed in the “Risk Factors” section of this registration statement. We have based these estimates on assumptions that may prove to be wrong, and we could utilize our available capital resources sooner than we currently expect.

Due to the numerous risks and uncertainties associated with the development and commercialization of Icon Vapor, we are unable to estimate precisely the amounts of capital outlays and operating expenditures necessary to complete the development of our network marketing strategy and continued deployment of our online sales strategy sufficient to achieve profitability in our operations. Our funding requirements will depend on many factors, including, but not limited to, the following:

●	The rate of progress and cost or our commercialization activities;
●	The expenses we incur in marketing and selling Icon Vapor products and accessories;
●	The revenue generated by sales of Icon Vapor;
●	The success of our investment in our network marketing channel; and
●	The costs of defending any patent claims and other intellectual property rights.

We may, from time to time, consider additional funding through a combination of new collaborative arrangements, strategic alliances, and additional equity and debt financings or from other sources. We will continue to manage our capital structure and to consider all financing opportunities, whenever they may occur, that could strengthen our long-term liquidity profile. Any such capital transactions may or may not be similar to transactions in which we have engaged in the past. There can be no assurance that any such financing opportunities will also be available on acceptable terms, if at all.

Off–Balance Sheet Arrangements

We do not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, that would have been established for the purpose of facilitating off-balance sheet arrangements (as that term is defined in Item 303(a)(4)(ii) of Regulation S-K) or other contractually narrow or limited purposes. As such, we are not exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in those types of relationships. We enter into guarantees in the ordinary course of business related to the guarantee of our own performance and the performance of our subsidiaries.

Contractual Obligations and Commitments

We have a two-year rental agreement commencing December 1, 2012 and ending on November 30, 2014 for $1,386.72 per month for office and warehouse space.

Recent Accounting Pronouncements

For a discussion of recent accounting pronouncements please refer to Note 2, “Summary of Significant Accounting Policies”, to our consolidated financial statements included in this registration statement.

Quantitative and Qualitative Disclosures About Market Risk

We develop and sell Icon Vapor to the domestic U.S. market and our earnings and cash flows are exposed to market risk from changes in interest rates.

Interest Rate Sensitivity

Our cash and cash equivalents of $74,843 at December 31, 2013 consisted of cash and money market funds, all of which will be used for working capital purposes. We do not enter into investments for trading or speculative purposes. The goals of our investment policy are preservation of capital, fulfillment of liquidity needs and fiduciary control of cash and investments. We also seek to maximize income from our investments without assuming significant risk. Our primary exposure to market risk is interest income sensitivity, which is affected by changes in the general level of interest rates in the United States. Because of the short-term nature of our cash and cash equivalents, we do not believe that we have any material exposure to changes in their fair values as a result of changes in interest rates. The continuation of historically low interest rates in the United States will limit our earnings on investments held in U.S. dollars.

Our debt bears interest at a fixed rate and therefore has minimal exposure to changes in interest rates.

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ITEM 3. PROPERTIES

On December 1, 2012, we entered into a lease agreement of the 1300 square foot premises located at 11839 Sorrento Valley Road, suite 39-C1, San Diego, CA 92121, which we occupy and use for our office and warehouse operations capable of warehousing up to 2 million dollars of wholesale inventory and consisting of 3 offices and a warehouse space capable of servicing the requirements presented by our customer base.

The term of the lease expires on November 30, 2014. There are no extension options. In the event that the lease was terminated early and provided there is sufficient notice, we believe we could find suitable alternative premises with no interruption in operations. If the lease is terminated without notice or the premises were severely damaged there could be an impact on our operations and potentially an interruption in manufacturing, while we relocated and arranged for certification of the new premises. We believe that these premises are suitable and adequate for our needs now and for the foreseeable future.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table sets forth, as of June 30, 2014, information regarding beneficial ownership of our Common Stock, by the following:

●	Each person, or group of affiliated persons, who is known by us to beneficially own 5% or more of any class of our voting securities;
●	Each of our directors;
●	Each of our named executive officers; and
●	All current directors and executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC. Beneficial ownership generally includes voting or investment power of a security and includes shares underlying options that are currently exercisable or exercisable within 60 days of September 30, 2014. This table is based on information supplied by officers, directors and principal shareholders. Except as otherwise indicated, we believe that the beneficial owners of the Common Stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply.

Percentage of ownership is based on 41,412,830 shares of outstanding Common Stock, outstanding on September 30, 2014. Unless otherwise indicated, we deem shares subject to options that are exercisable within 60 days of September 30, 2014, to be outstanding and beneficially owned by the person holding the options for the purpose of computing percentage ownership of that person, but we do not treat them as outstanding for the purpose of computing the ownership percentage of any other person.

Unless otherwise indicated in the table, the address of each of the individuals named below is: c/o Icon Vapors, 11839 Sorrento Valley Road, Suite 39-C1, San Diego, CA 92121.

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Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock	Percentage of Common Stock(2)
5% Shareholders
Daniel W. Balsiger(3)	12,700,000.0	30.67%
Directors & Executive Officers
Michael J. Klepper(3)	-	0.0%
Total Officers & Directors	12,700,000.0	30.67%

(1)	Unless indicated otherwise, the address of the shareholder is c/o Icon Vapor, Inc. 11578 Sorrento Valley Road, San Diego CA 92121.
(2)	Based on 41,412,830 shares of common stock outstanding as of September 30, 2014.
(3)	Indicates one of our officers or directors.

The issuer is not aware of any person who owns of record, or is known to own beneficially, ten percent or more of the outstanding securities of any class of the issuer, other than as set forth above. The issuer is not aware of any person who controls the issuer as specified in Section 2(a)(1) of the 1940 Act. There are no classes of stock other than common stock issued or outstanding. We do not have an investment advisor.

There are no current arrangements which will result in change in control.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS.

Our directors and executive officers and their respective ages as of June 30, 2014 are as follows:

Name	Age	Position
Daniel W. Balsiger	50	President, Chief Executive Financial and Operating Officer
Michael J. Klepper	50	Director

Directors and Executive Officers

Set forth below is biographical information for our directors and executive officers, as well as the key experience, qualifications, attributes and skills that we believe such director brings to our Board.

Daniel W. Balsiger – Chairman of the Board, CEO, CFO and COO.

Mr. Balsiger was appointed our Chief Executive, Financial and Operating Officer and a director on October 6th, 2011. Prior to his current position, and since 2000, Mr. Balsiger has served as Chief Executive Officer of Fashion Handbags, Inc., a private company located in San Diego, CA . Mr. Balsiger holds a bachelor’s degree in business from San Diego State University.

Michael J. Klepper- Director.

Mr. Klepper was appointed a director on February 29, 2012. Between April 2009 and present Mr. Klepper serves as the Finance Director for Classic Chevrolet in Grapevine, Texas. Between October 2004 and April 2009 Mr. Klepper served as the General Sales Manager and Financial Director for Bankston Dodge in Grand Prairie, TX. Mr. Klepper holds a bachelor’s degree in marketing from San Diego State University.

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ITEM 6. EXECUTIVE COMPENSATION.

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses the principles underlying our policies and decisions with respect to the compensation of our executive officers who are named in the “Summary Compensation Table”, or our “named executive officers”, and all material factors relevant to an analysis of these policies and decisions. Our named executive officers for the fiscal year ended December 31, 2013 were:

●	Daniel W. Balsiger.

On July 1, 2014, the Company entered into an employment agreement with Daniel Balsiger to serve as the President and Chief Executive Officer of the Company. The agreement has an effective date of September 17, 2012 and a term of three years. The agreement is automatically renews in one year increments unless terminated by the Company or by Mr. Balsiger. Mr. Balsiger receives a base salary of $120,000 per year and is eligible to receive an annual bonus of up to 25% of his base salary based upon achievement of annual performance goals established by the Board. Mr. Balsiger also received a signing bonus of $30,000 and is eligible to participate in any Executive Equity Plan that is effectuated by the Company’s Board, in its discretion.

Other than the employment agreement with Mr. Balsiger described above, the Company has no other employment agreements in place with its officers, directors or employees.

Summary Compensation Table

The following table shows the total compensation paid during the fiscal year ended December 31, 2013 to (1) our president and chief executive officer, and sole executive officer.

Name and Principal Position	Salary ($)	Bonus ($)(2)	Stock Award ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Daniel W. Balsiger, President and CEO	$120,000	$18,000	-	-	-	-	-	$138,000

(1)	The amounts in “Option Awards” column represent the aggregate grant date fair value for option awards awarded during fiscal year 2013 computed in accordance with the provisions of FASB ASC Topic 718, Compensation – Stock Compensation, excluding the impact of estimated forfeitures to service-based vesting conditions. A discussion of the assumptions used in determining grant date fair value may be found in “Note 9 – Stock Option Plans” in the notes to our Financial Statements included elsewhere in this Registration Statement.
(2)	Deferred.

Pension Benefits

We do not have any plans that provide for payments or other benefits at, following or in connection with the retirement of our employees, other than our 401(k) retirement plan which is available for all of our employees, including our named executive officers.

Non-qualified Deferred Compensation

We do not have any non-qualified defined contribution plans or other deferred compensation plan.

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Director Compensation

The following table shows the total compensation paid during the fiscal year ended December 31, 2013 and 2012, respectively, to each of our non-executive directors, which does not include Mr. Balsiger, who also does not receive compensation for his service as a director.

Director Compensation
Name		Fees Earned or Paid in Cash ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Michale J. Klepper	2013	-	-	-	-

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE.

Certain Relationships and Related Party Transactions

For the year ending December 31, 2012, the Company had a note payable to Dan Balsiger, the Company’s Chief Executive Officer, which originated in 2010 in the amount of $66,250 plus 6% interest. This note had been satisfied as of the year ending December 31, 2013.

On December 31, 2012, the Company recorded a contribution to paid-in capital for $104,611 representing loans to the Dan Balsiger, the Company’s Chief Executive Officer, which were forgiven.

Other than as described above, there are no existing agreements or arrangements and there are no currently proposed transactions in which the Company was, or is to be, a participant, in which the amount involved exceeded or will exceed the lesser of $120,000 or one percent of the average of the company's total assets at year end for the last two completed fiscal years and in which any current director, executive officer, beneficial owner of more than 5% of our Common Stock, or entities affiliated with them, had or will have a material interest.

Policies and Procedures for Review and Approval of Related Party Transactions

We have adopted a written policy and procedure for related party transactions. Our Board is responsible for reviewing and approving all transactions in which we are a participant and in which any parties related to us, including our executive officers, directors, beneficial owners of more than 5% of our Common Stock, immediate family members of the foregoing persons and any other persons whom the Board determines may be considered related parties of the Company, has or will have a direct or indirect material interest. The Board or its chairman, as the case may be, will only approve those related party transactions that are determined to be in, or are not inconsistent with, the best interests of the Company and its shareholders, after taking into account all available facts and circumstances as the audit committee or the chairman determines in good faith to be necessary.

Corporate Governance

Our Board currently consists of two members: Daniel W. Balsiger and Michael J. Klepper. Our Board has determined that all of our directors, other than Mr. Balsiger are “independent.” We consider that a director is an “independent” director where that director is free from any business or other relationship that could materially interfere, or be perceived to interfere with, the independent exercise of the director’s judgment. While we are not currently seeking a listing on NASDAQ or any other U.S. securities exchange and do not intend to do so in the foreseeable future, we have also assessed the independence of our directors with respect to the definition of independence prescribed by NASDAQ and the SEC. Although we may seek a listing on NASDAQ in the future, there is no guarantee that we will do so or that we will achieve a listing on NASDAQ or any other exchange in any particular timeframe or at all.

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ITEM 8. LEGAL PROCEEDINGS.

We are not engaged in any litigation.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Market Information

Our common stock has traded on the OTC Pink Sheets under the trading symbol “ICNV” since April, 2012. Prior to such time there was no public market for our securities. Our high and low sales prices on the OTC Pink Sheets for the respective periods are shown below, in U.S. dollars per share of Common Stock.

Period	High per share of Common Stock ($)	Low per share of Common Stock ($)
Fiscal Year 2014
Second Quarter	$0.46	$0.27
First Quarter	$0.61	$0.33
Fiscal Year 2013
Fourth Quarter	$0.47	$0.30
Third Quarter	$0.72	$0.31
Second Quarter	$0.68	$0.37
First Quarter	$1.38	$0.30
Fiscal Year 2012
Fourth Quarter	$1.32	$0.75
Third Quarter	$1.28	$0.74
Second Quarter (1)	$0.75	$0.41

(1) Starting on April 18, 2012

Rule 144

In general, under Rule 144 under the Securities Act of 1933, as amended, or the Securities Act, a person who acquires our Common Stock in a transaction not registered under the Securities Act and has beneficially owned such shares for at least one year would be entitled to sell within any three-month period those shares subject to certain restrictions, including volume and manner of sale restrictions.

Under Rule 144(b) under the Securities Act, a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least one year, is entitled to sell the shares without complying with the volume and manner of sale restrictions of Rule 144.

We believe that approximately 25,488,348 shares of our Common Stock outstanding were eligible for resale under Rule 144 as of March 31, 2014, subject to the volume and manner of sale restrictions thereof.

Holders

As of September 30, 2014 we had 41,412,830 shares of Common Stock issued and outstanding with approximately 510 holders of record.

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Dividends

We have never declared or paid any dividends on our share capital and do not currently anticipate declaring or paying dividends in the foreseeable future. We currently intend to retain all of our future earnings, if any, to finance the operation and expansion of our business. Any future determination relating to our dividend policy will be made at the discretion of the Board and will depend on a number of factors, including future earnings, capital requirements, financial conditions, future prospects, contractual restrictions and covenants and other factors that the Board may deem relevant.

Equity Compensation Plan Information

We have not adopted an equity compensation plan to date.

Summary Description of the Company’s Non-Stockholder Approved Equity Compensation Plans

None.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES.

Since January 1, 2011, we have issued the following securities that were not registered under the Securities Act:

In January 2013, we issued 175,000 shares for cash of $105,000 pursuant to a private placement. The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, the shareholder was sophisticated, and there was no solicitation in connection with the offering and sale.

On August 28, 2013, we issued 600,000 shares for cash of $135,000 pursuant to an amendment to that certain Option Agreement previously disclosed on Form 1-A, filed with the Commission on November 14, 2013. The amendment to the Option Agreement is filed herewith as Exhibit 10.5.

On August 30, 2013 the Company issued 16,393 shares of its common stock to ChineseInvestors.com, an Indiana corporation, for services rendered related to marketing and sales, valued at $0.6199 per share, resulting in an expense of $10,162. The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, the shareholder was sophisticated, and there was no solicitation in connection with the offering and sale.

On November 8, 2013 we issued 120,000 shares for services rendered valued at market of $0.40 per share resulting in an expense of $48,000. The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, the shareholder was sophisticated, and there was no solicitation in connection with the offering and sale.

On December 26, 2013, we issued 62,500 shares valued at market of $0.40 per share resulting in an expense of $25,000. The issuance of these shares was for services to be completed in the first six months of 2014 and thus the Company has recognized a prepaid expense at March 31, 2014 of $12,500. The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, the shareholder was sophisticated, and there was no solicitation in connection with the offering and sale.

On March 6, 2014 and March 19, 2014, we issued 21,818 and 29,268 shares for a total of 51,086 for services valued at market which was $0.5150 and $0.4450 per share resulting in a stock for services expense of $24,260. The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, the shareholder was sophisticated, and there was no solicitation in connection with the offering and sale.

On July 24, 2014, the Company issued 1,000,000 shares of its common stock to Dignitas Consulting LLC for services for marketing to be earned over 12 months. The Company expensed $66,667 and deferred $333,333 for services not yet earned. This amount is shown in the equity section as unearned services. The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, the shareholder was sophisticated, and there was no solicitation in connection with the offering and sale.

On August 12, 2014, the Company issued 100,000 shares to the Zemel Family Trust for cash of $15,000. The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, the shareholder was sophisticated, and there was no solicitation in connection with the offering and sale.

On August 14, 2014, the Company issued 200,000 shares to Alan Cunningham for cash of $30,000. The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, the shareholder was sophisticated, and there was no solicitation in connection with the offering and sale.

On August 29, 2014, the Company issued 364,642 shares to Amalfi Coast Capital for a reduction in debt for monies advance during 2014 of $140,000 plus interest of $5,857 or a total of $145,857. The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, the shareholder was sophisticated, and there was no solicitation in connection with the offering and sale.

On September 15, 2014 the company issued 233,334 shares to Robert Kovell and Mark Erikson for cash of $35,000. The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, the shareholder was sophisticated, and there was no solicitation in connection with the offering and sale.

On September 24, 2014 the Company issued 200,000 shares for cash to Alan Cunningham of $30,000. The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, the shareholder was sophisticated, and there was no solicitation in connection with the offering and sale.

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ITEM 11. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

General description of share capital

Shares – We are authorized to issue 500,000,000 shares of Common Stock, $0.001 par value per share and up to 10,000,000 shares of Preferred Stock. No preferred stock is currently outstanding. The Board may establish the rights and preferences of the preferred stock from time to time, subject to compliance with the Nevada Revised Statutes.

Preferred Stock – The Board has the authority subject to the Nevada Revised Statutes, to issue from time to time up to 10,000,000 shares of preferred stock, $0.001 par value per share, in one or more series and to fix the terms, limitations, voting rights, relative rights and preferences and variations of each series without shareholder approval. Although we have no present plans to issue any shares of preferred stock, the issue of shares of preferred stock, or the issue of right to subscribe for such shares, could decrease the amount of earnings and assets available for distribution to our shareholders, could adversely affect the rights and powers, including voting rights of our Common Stock and could have the effect of delaying, deterring or preventing a change of control of us or an unsolicited acquisition proposal.

Voting

At a meeting of the Company, every holder of Common Stock present in person or by proxy, is entitled to one vote for each share of Common Stock held on the record date for the meeting on all matters submitted to a vote of our shareholders. Holders of Common Stock do not have cumulative voting rights.

Dividends

Subject to preferences that may be applicable to any shares of preferred stock on issue in the Company, shareholders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board out of funds legally available for dividend payments.

Rights attaching to Common Stock

Shareholders have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock.

In the event of any liquidation, dissolution or winding-up of our affairs, shareholders will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of shares of preferred stock on issue, if any.

Board – Our Bylaws provide that the Board shall consist of at least one individual who shall be elected at the annual meeting of the shareholders and hold office for one year term(s) or until his or her successor or successors are elected and qualified.

Removal of directors – Our Bylaws provide that shareholders may remove directors with not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote.

Amendment — Our Certificate of Incorporation and Bylaws provide that the affirmative vote of the holders of at least a majority of our voting shares is required to amend either of these documents.

Size of the Board and Board vacancies — Our Certificate of Incorporation and Bylaws provide that the number of directors on the Board is to be fixed exclusively by the Board. Newly created directorships resulting from any increase in our authorized number of directors or any vacancies will be filled by a majority of the remaining directors in office, unless otherwise required by law or by resolution of the Board.

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Special shareholder meetings — Our Certificate of Incorporation and Bylaws provide that special meetings of shareholders may be called by either a majority of the Board or by the holders of not less than 10% of our voting shares.

Requirements for advance notification of shareholder nominations and proposals — Our Bylaws establish advance notice procedures with respect to shareholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of the Board or a committee of the Board.

Undesignated preferred stock — The authority possessed by the Board to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of us through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. The Board may issue preferred stock with conversion rights that, if exercised, could adversely affect the voting power of the shareholders.

Authorized but unissued shares — Subject to the limitations on the issue of securities under Nevada Revised Statutes, our authorized but unissued common stock and preferred stock will be available for future issue without shareholder approval. We may use additional shares of Common Stock for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued common stock and preferred stock could render more difficult, or discourage, an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Nevada Revised Statutes authorizes corporations to limit or eliminate, subject to specified conditions, the personal liability of directors to corporations and their shareholders for monetary damages for breach of their fiduciary duties. Our Certificate of Incorporation limits the liability of our directors to the fullest extent permitted by Nevada law.

We do not currently hold director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us. Our Certificate of Incorporation and Bylaws also provide that we will indemnify and advance expenses to any of our directors and officers who, by reason of the fact that he or she is one of our officers or directors, is involved in a legal proceeding of any nature. We will repay certain expenses incurred by a director or officer in connection with any civil, criminal, administrative or investigative action or proceeding, including actions by us in our name. Such indemnifiable expenses include, to the maximum extent permitted by law, attorney’s fees, judgments, fines, settlement amounts and other expenses reasonably incurred in connection with legal proceedings. A director or officer will not receive indemnification if he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests.

We have entered into agreements to indemnify our directors to the extent permitted by law and our Certificate of Incorporation and Bylaws. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors.

Such limitation of liability and indemnification does not affect the availability of equitable remedies. In addition, we have been advised that in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

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ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

Our consolidated financial statements, together with the report of our independent registered public accounting firm, appear on pages F-1 through F-15 of this registration statement.

ITEM 14. CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

None.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Financial Statements

Our consolidated financial statements appear at the end of this Form 10. Please see the index to the consolidated financial statements on page F-1.

(b)	Exhibits

Exhibit	Description
3.1.1	Articles of Incorporation of Desitv.com*
3.1.2	Articles of Amendment Desitiv, Inc.*
3.1.3	Articles of Amendment Xero Mobile, Inc.*
3.1.4	Articles of Amendment Myezsmokes, Inc.*
3.2.1	Amended and Restated Bylaws of Myezsmokes, Inc.*
10.1	Letter of Employment*
10.2	Lease Agreement*
10.3	Sales Comp Plan*
10.4	Option Agreement**
10.5	Amendment to Option Agreement***
99.1	Financial Statements of Green Tree Syndicate, Inc.****

*      Filed as an exhibit to our Registration Statement on Form 10-12G of the Company, filed with the SEC on September 16, 2014.

**    Filed as an exhibit to our registration statement on Form 1-A of the Company, filed with the SEC on November 14, 2013.

***  Filed as an exhibit to our Registration Statement on Form 10-12G of the Company, filed with the SEC on December 5, 2014.

**** Filed as an exhibit to our Current Report on Form 8-K of the Company, filed with the SEC on January 21, 2015.

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SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

ICON VAPOR, INC.
(Registrant)

	By:	/s/ Daniel W. Balsiger
Name: Daniel W. Balsiger
Title: Chief Executive Officer,
President and Chief Financial Officer

Date: February 17, 2015

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ICON VAPOR, INC.

ICON VAPOR, INC.

(Formerly My Ezsmokes, Inc.)

Balance Sheets

	September 30,	December 31,
	2014	2013
Assets:		(Audited)
Current Assets
Cash and Cash Equivalents	$71,076	$74,843
Accounts Receivable	4,250	5,818
Inventory	35,868	28,688
Prepaid Expenses	-	25,000
Total Current Assets	111,194	134,349

Fixed Assets-net	16,547	24,702
Other assets, Security Deposit	1,428	1,428
Total Assets	$129,169	$160,479

Liabilities and Stockholders' Deficit:
Current Liabilities
Derivative Liability	$191,781	$170,870
Accounts Payable and Accrued Expenses	8,019	4,500
Notes Payable	70,803	79,137
Notes Payable-Convertible	90,000	90,000
Total Current Liabilities	360,603	344,507

Total Long Term Liabilities	-	-

Total Liabilities	360,603	344,507

Stockholders' Equity:
Preferred Stock, Par value $0.001, Authorized 10,000,000 shares Issued 0 shares respectively	-	-
Common Stock, Par value $0.001, Authorized 500,000,000 shares Issued 41,412,830 and 39,263,768 respectively	41,413	39,264
Paid-In Capital	1,640,595	962,627
Unearned Services	(333,333)	-
Retained Deficit	(1,580,109)	(1,185,919)

Total Stockholders' Equity	(231,434)	(184,028)
Total Liabilities and Stockholders’ (Deficit) Equity	129,169	160,407

The accompanying notes are an integral part of these financial statements.

F-1

ICON VAPOR, INC.

(Formerly MyEzsmokes, Inc.)

Statements of Operations

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenues	$3,369	$5,099	$10,765	$23,913
Costs of Services	1,702	2,380	5,756	11,956

Gross Margin	1,667	2,719	5,009	11,957

Expenses:

Professional Fees	73,539	64,692	156,725	166,014
General and Administrative	2,727	199,340	235,952	241,070
Operating Expenses	76,266	264,032	392,677	407,084

Operating Income (Loss)	(74,599)	(261,313)	(387,668)	(395,127)

Other Income (Expense)
Interest	(466)	(1,170)	(6,522)	(3,566)

Net Loss Before Taxes	(75,065)	(262,483)	(394,190)	(398,683)

Income and Franchise Tax	-	-

Net Loss	(75,065)	$(262,483)	(394,190)	(398,683)

Loss per Share, Basic & Diluted	$(0.00)	$(0.01)	(0.01)	(0.01)

Weighted Average Shares Outstanding	40,874,732	38,685,598	40,095,011	38,533,500

The accompanying notes are an integral part of these financial statements.

F-2

ICON VAPOR, INC.

(Formerly My Ezsmokes, Inc.)

Statement of Stockholders’ Equity

JANUARY 1, 2013 TO September 30, 2014

			Additional
	Common	Common	Paid in	Unearned	Retained
	Shares	Stock	Capital	Services	Deficit	Total

Balance January 1, 2013	38,289,875	$38,290	$640,439		$(582,585)	$96,144
Shares issued for services	182,500	183	72,817		-	73,000
Shares issued for Cash	775,000	775	239,225		-	240,000
Shares issued for services	16,393	16	10,146		-	10,162
Net loss for the year	-	-	-		(603,334)	(603,334)
Balance December 31, 2013	39,263,768	39,264	962,627		(1,185,919)	(184,028)
Shares issued for services in March	51,086	51	24,209			24,260
Shares issued for debt reduction	364,642	365	145,492		-	145,857
Shares issued for services in July	1,000,000	1,000	399,000		-	400,000
Shares issued for cash	733,334	733	109,267			110,000
Services Unearned				(333,333)		(333,333)
Net Loss for the period	-	-	-		(394,190)	(394,190)
Balance September 30, 2014	41,412,830	$41,413	$1,640,595		$(1,580,109)	$(231,434)

The accompanying notes are an integral part of these financial statements.

F-3

ICON VAPOR, INC.

(Formerly My Ezsmokes, Inc.)

Statements of Cash Flows

Nine Months Ended September 30,

	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss for the Period	(394,190)	$(398,693)
Shares Issued	424,260	10,762
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and Amortization	8,155	7,855
Changes in Operating Assets and Liabilities
Decrease (Increase) in Accounts Receivable	1,568	2,038
(Increase) Services not yet earned	(308,333)	147,918
Increase (Decrease) in Accounts Payable and interest	3,519	(16,550)
(Increase) Decrease in Inventory	(7,180)	1,037
Increase in Derivative liability and Interest	21,577	112,500
Net Cash Used in Operating Activities	(250,624)	(133,733)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of Property and Equipment	-	(27,918)
Net cash provided by Investing Activities	-	(27,918)

Common Stock issued for Cash	110,000	240,000
Proceeds from Loans	140,000	90,000
Reduction of Debt	(3,143)	(82,955)
Net Cash Provided by Financing Activities	(246,857)	247,045

Net (Decrease) Increase in Cash	(3,767)	85,394
Cash at Beginning of Period	$74,843	76,798
Cash at End of Period	$71,076	$162,192

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$-	$1,585
Franchise and Income Taxes	$-	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Stock issued for reduction of debt	$145,857	$-

The accompanying notes are an integral part of these financial statements.

F-4

ICON VAPOR, INC.

(Formerly My Ezsmokes, Inc.)

Notes To Financial Statements

September 30, 2014

(Unaudited)

NOTE 1 – ORGANIZATION

Icon Vapor, Inc. (“the Company) was originally incorporated under the laws of the state of Nevada. On April 3, 2006 the Company changed its name to Xero Mobile and then in April 2011 to MYEZSMOKES, INC. In February 2014 the name was changed to Icon Vapor, Inc. The Company specializes in the distribution of a smoke free cigarette.

NOTE 2 -SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The accompanying unaudited quarterly financial statements have been prepared on a basis consistent with generally accepted accounting principles in the United States (“GAAP”) for interim financial information and pursuant to the rules of the Securities and Exchange Commission (“SEC”). In the opinion of management, the accompanying unaudited financial statements reflect all adjustments, consisting of only normal and recurring adjustments, necessary for a fair presentation of the results of operations, financial position and cash flows for the periods presented. The results of operations for the periods are not necessarily indicative of the results expected for the full year or any future period. These statements should be read in conjunction with the Company’s Annual Report for the year ended December 31, 2013 as filed.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Calendar year end

The Company elected December 31st as its year end upon its formation.

Cash equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Allowance for Doubtful Accounts

The Company evaluates the collectability of its accounts receivable based on a combination of factors. In circumstances where it is aware of a specific customers ability to meet its financial obligations, it records a specific reserve to reduce the amounts recorded to what it believes will be collected. For all other customers, it recognizes reserves for bad debts based on historical experience. The company has historically experienced virtually no bad debts and thus has not established a reserve.

F-5

Inventory

The Company’s inventory consists of finished electronic cigarettes and flavors of vapor, valued under the FIFO method, stated and the lower of cost or market value.

Fixed Assets

The Company records its fixed assets at cost and recognizes depreciation over the straight line method with asset lives of between 3 and 7 years. Improvements are amortized over the life of the lease which is 2 years.

Fair value of financial instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

The carrying amount of the Company’s financial assets and liabilities, such as cash, prepaid expenses and accrued expenses, approximates their fair value because of the short maturity of the instruments.

The Company has liabilities measured at fair value on a recurring or a non-recurring basis, consequently, the Company did have fair value adjustments for assets and liabilities measured at fair value at September 30, 2014; gains or losses are reported in the statement of operations that are attributable to the change in unrealized gains or losses relating to those assets and liabilities still held at the reporting date for the period from January 1, 2013 through September 30, 2014. The Company incurred a derivative liability of $191,781 which increased from $170,870 at December 31, 2013 or $20,911, based upon the convertible feature of notes payable which are convertible at a 50% discount to market which was calculated using the Black Sholes module.

Commitments and contingencies

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies.  Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

Revenue recognition

The Company follows paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition. The Company will recognize revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured. The Company mainly sells to retailers. There are no price incentives and the product can only be returned if defective. As the Company does not believe defective merchandise is likely an allowance has not been recognized. Revenue is recognized on a gross basis with corresponding costs of goods as a reduction to revenue in cost of sales. Revenue is recognized when the product is shipped to the customer.

F-6

Income taxes

The Company accounts for income taxes under Section 740-10-30 of the FASB Accounting Standards Codification, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the fiscal year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the fiscal years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the Statements of Income and Comprehensive Income in the period that includes the enactment date.

The Company adopted section 740-10-25 of the FASB Accounting Standards Codification (“Section 740-10-25”) with regards to uncertainty income taxes. Section 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under Section 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement. Section 740-10-25 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. The Company had no material adjustments to its liabilities for unrecognized income tax benefits according to the provisions of Section 740-10-25.

Net income (loss)per common share

Net income (loss) per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period.

Cash flows reporting

The Company adopted paragraph 230-10-45-24 of the FASB Accounting Standards Codification for cash flows reporting, classifies cash receipts and payments according to whether they stem from operating, investing, or financing activities and provides definitions of each category, and uses the indirect or reconciliation method (“Indirect method”) as defined by paragraph 230-10-45-25 of the FASB Accounting Standards Codification to report net cash flow from operating activities by adjusting net income to reconcile it to net cash flow from operating activities by removing the effects of (a) all deferrals of past operating cash receipts and payments and all accruals of expected future operating cash receipts and payments and (b) all items that are included in net income that do not affect operating cash receipts and payments.  The Company reports the reporting currency equivalent of foreign currency cash flows, using the current exchange rate at the time of the cash flows and the effect of exchange rate changes on cash held in foreign currencies is reported as a separate item in the reconciliation of beginning and ending balances of cash and cash equivalents and separately provides information about investing and financing activities not resulting in cash receipts or payments in the period pursuant to paragraph 830-230-45-1 of the FASB Accounting Standards Codification.

Subsequent events

The Company follows the guidance in Section 855-10-50 of the FASB Accounting Standards Codification for the disclosure of subsequent events. The Company will evaluate subsequent events through the date when the financial statements were issued.  Pursuant to ASU 2010-09 of the FASB Accounting Standards Codification, the Company as an eventual SEC filer considers its financial statements issued when they are widely distributed to users, such as through filing them on EDGAR.

F-7

Recently issued accounting pronouncements

In July 2013, the FASB issued Accounting Standards Update 2013-11 Income Taxes (Topic 740) Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carry-forward, a Similar Tax Loss, or a Tax Credit Carry-forward Exists. An unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carry-forward, a similar tax loss or a tax credit carry-forward, except as follows. To the extent a net operating loss carry-forward, a similar tax loss or a tax credit carry-forward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. The assessment of whether a deferred tax asset is available is based on the unrecognized tax benefit and deferred tax asset that exist at the reporting date and should be made presuming disallowance of the tax position at the reporting date. This Update applies to all entities that have unrecognized tax benefits when a net operating loss carry-forward, a similar tax loss, or a tax credit carry-forward exists at the reporting date. The amendments in this Update are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013.

In January 2013, the FASB issued ASU No. 2013-01, Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities , which clarifies which instruments and transactions are subject to the offsetting disclosure requirements originally established by ASU 2011-11. The new ASU addresses preparer concerns that the scope of the disclosure requirements under ASU 2011-11 was overly broad and imposed unintended costs that were not commensurate with estimated benefits to financial statement users. In choosing to narrow the scope of the offsetting disclosures, the Board determined that it could make them more operable and cost effective for preparers while still giving financial statement users sufficient information to analyze the most significant presentation differences between financial statements prepared in accordance with U.S. GAAP and those prepared under IFRSs. Like ASU 2011-11, the amendments in this update will be effective for fiscal periods beginning on, or after January 1, 2013. The adoption of ASU 2013-01 is not expected to have a material impact on our financial position or results of operations.

The Company has implemented all new accounting pronouncements that are in effect.  These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

NOTE 3 –GOING CONCERN

As reflected in the accompanying financial statements, the Company had a retained deficit of $1,580,109 at September 30, 2014 and had a net loss of $394,190 for the nine months ended September 30, 2014.

Management intends to raise additional funds now that it has merged thru a private placement or thru the public process. Management believes that the actions presently being taken to further implement its business plan will enable the Company to continue as a going concern. While the Company believes in the viability to raise additional funds, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate funds.

The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

F-8

NOTE 4 – FIXED ASSETS

At September 30, 2014 and December 31, 2013 the Company has the following fixed assets:

	September 30, 2014	December 31, 2013
Auto	$27,918	$27,918
Computers, Fixtures, Improvements	7,657	7.657
Total	35,575	35,575
Less Accumulated Depreciation	(19,028)	(10,873)
Net book value	$16,547	$24,702

Depreciation for the nine months ended September 30, 2014 and 2013 was $8,155 and $7,855 respectively.

NOTE 5 – NOTES PAYABLE-SHORT TERM /LONG TERM DEBT

The Company has the following debt:

	September 30, 2014	December 31, 2013

Note payable to an individual, originated in 2009 without interest	59,000	59,000
Notes Payable to an individual, originating in 2011, interest imputed at 6%, payable on demand	11,803	20,137
	70,803	79,137

Convertible Notes -Variable

The Company at September 30, 2014 has two variable convertible notes payable the first on July 24, 2013 for $20,000 and the second on July 26, 2013 for $70,000. The notes bear interest at 3% and are convertible any time after December 31, 2014 at a 50% discount off the market price. The Company has calculated a derivative expense using the Black Sholes module of $191,781. The assumptions utilized were a volatility rate of 141.08%, risk free interest of 10% and a cumulative volatility of 71%. The stock price on grant date for note one was ..5360 and .56 for note two.

The derivative liability present at 12/31/2013	$170,871
Derivative liability at 9/30/2014	191,781
Increase in Expense	$20,910

The derivative expense is shown as part of general and administrative costs in the statement of operations.

NOTE 6 – COMMITMENTS AND CONTINGENCIES

Rental Agreement

The company has a two year rental agreement commencing December 1, 2012 and ending November 30, 2014 for $1,386.72 per month for office and warehouse space. Minimum future rental costs under the agreement are as follows:

2014	$2,773

F-9

NOTE 7 – COMMON STOCK

In January 2013 the Company issued 175,000 shares for cash of $105,000.

On August 28, 2013, we issued 600,000 shares for cash of $135,000 pursuant to an amendment to that certain Option Agreement previously disclosed on Form 1-A, filed with the Commission on November 14, 2013. The amendment to the Option Agreement is filed herewith as Exhibit 10.5.

On August 30, 2013 the Company issued 16,393 shares of its common stock to ChineseInvestors.com, an Indiana corporation, for services rendered related to marketing and sales, valued at $0.6199 per share, resulting in an expense of $10,162.

On November 8, 2013 the Company issued 120,000 shares for services rendered valued at market of .40 per share resulting in an expense of $48,000.

On December 26, 2013 the Company issued 62,500 shares valued at market of .40 resulting in a total cost of $25,000. The issuance of these shares was for services to be completed in the first six months of 2014 and thus the Company has recognized a prepaid expense at March 31, 2014 of $12,500.

On March 6 and 19th 2014 the Company issued 21, 818 and 29,268 shares which equal 51,086 shares for services valued at market which was .5150 and .4450 per share resulting in a stock for services expense of $24,260.

On July 24, 2014 the Company issued 1,000,000 shares of its common stock to Dignitas Consulting LLC for services for marketing to be earned over 12 months. The Company expensed $66,667 and deferred $333,333 for services not yet earned. This amount is shown in the equity section as unearned services.

On August 12, 2014 the Company issued 100,000 shares to the Zemel Family Trust for cash of $15,000.

On August 14, 2014 the Company issued 200,000 shares to Alan Cunningham for cash of $30,000.

On August 29, 2014 the Company issued 364,642 shares to Amalfi Coast Capital for a reduction in debt for monies advance during 2014 of $140,000 plus interest of $5,857 or a total of $145,857.

On September 15, 2014 the company issued 233,334 shares to Robert Kovell and Mark Erikson for cash of $35,000.

On September 24, 2014 the Company issued 200,000 to Alan Cunningham shares for cash of $30,000.

NOTE 8 – INCOME TAX

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net deferred tax assets consist of the following components as of September 30, 2014 and December 31, 2013:

	September 30, 2014	December 31, 2013
Deferred Tax Assets – Non-current:

NOL Carryover	$94,547	$42,940
Payroll Accrual	-	-
Less valuation allowance	(94,547)	$(42,940)

Deferred tax assets, net of valuation allowance	$-	$-

F-10

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income from continuing operations for the period ended September 30, 2014 and December 31, 2013 due to the following:

	2014	2013

Book Income	$(394,190)	$(603,334)
Meals and Entertainment	2,000	3,000
Other nondeductible expenses	136,838	340,032
Accrued Payroll	-	-
Valuation allowance	255,352	260,302
	$-	$-

At September 30, 2014, the Company had net operating loss carryforwards of approximately $697,000 that may be offset against future taxable income from the year 2014 to 2034. No tax benefit has been reported in the financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards for Federal Income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carry forwards may be limited as to use in future years.

NOTE 9 – SUBSEQUENT EVENTS

On December 4, 2014, the Company, Green Tree Syndicate, Inc., a California private company that is in the same business as Icon Vapor, Inc. (“Green Tree”), and the stockholders of Green Tree closed upon an agreement pursuant to which the Company shall acquire 100% of the capital stock and assets of Green Tree for a purchase price consisting of: (i) Thirty Three Million (33,000,000) restricted shares of the common stock of the Company (the "Acquisition Shares"), which were issued to the stockholders of Green Tree Syndicate at closing on a pro-rata basis in proportion to each stockholder's equity ownership interest in Green Tree; and (ii) cash in an amount up to Two Million U.S. Dollars ($2,000,000) (the "Purchase Funds"), which shall be paid from up to 50% of the proceeds received from certain future private investment capital to be raised by the Company (the "Future Financing").

Management has evaluated subsequent events pursuant to the requirements of ASC Topic 855 and has determined that, other than the one material subsequent event detailed above, none existed.

F-11

TERRY L. JOHNSON, CPA

406 Greyford Lane

Casselberry, Florida 32707

Phone 407-721-4753

Fax/Voice Message 866-813-3428

E-mail cpatlj@yahoo.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors

ICON Vapor, Inc.

I have audited the accompanying balance sheets of ICON Vapor, Inc. as of December 31, 2013 and 2012 and the statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2013 and 2012. These financial statements are the responsibility of the Company’s management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor was I engaged to perform, an audit of its internal control over financial reporting. My audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, I express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ICON Vapor, Inc. as of December 31, 2013 and 2012 and the results of its operations and its cash flows for the years ended December 31, 2013 and 2012 in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has a minimum cash balance available for payment of ongoing operating expenses, has experienced losses from operations since inception, and it does not have a source of revenue sufficient to cover its operating costs. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in this regard are described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Terry L. Johnson, CPA

Casselberry, Florida

April 17, 2014

F-12

ICON VAPOR, INC. (Formerly My Ezmokes, Inc.)
BALANCE SHEETS

	December 31,	December 31, 2012
	2013	(Restated)
Assets:
Current Assets
Cash and Cash Equivalents	$74,843	$76,779
Accounts Receivable	5,818	3,746
Inventory	28,688	17,663
Prepaid Expenses	25,000	147,918
Total Current Assets	134,349	246,106

Fixed Assets-net	24,702	7,357
Other assets, Security Deposit	1,428	1,428

Total Assets	$160,479	$254,891

Liabilities and Stockholders' Deficit:
Current Liabilities:
Derivative Liability	$170,870	$-
Accounts Payable and Accrued Expenses	4,500	4,500
Convertible Notes Payable	90,000	-
Note Payable-Related Party	-	66,250
Note Payable	79,137	87,997
Total Current Liabilities	344,507	158,747

Long Term Debt	-	-

Total Liabilities	344,507	158,747

Stockholders' Equity:
Preferred Stock, Par value $0.001, Authorized 10,000,000 shares Issued 0 shares at September 30, 2010 and December 31, 2010	-	-
Common Stock, Par value $0.001, Authorized 500,000,000 shares Issued 39,263,768 and 38,289,875 respectively	39,264	38,290
Paid-In Capital	962,627	640,439
Retained Deficit	(1,185,919)	(582,585)
Total Stockholders' Equity	(184,028)	96,144
Total Liabilities and Stockholders' Equity	$160,479	$254,891

The accompanying notes are an integral part of these financial statements.

F-13

ICON VAPOR, INC.

(My Ezsmokes, Inc.)

 STATEMENTS OF OPERATIONS

	For the Twelve Months Ended
	December 31,
	2013	2012 (Restated)
Revenues	$29,980	$21,682
Costs of Services	17,662	10,847

Gross Margin	12,318	10,835

Expenses:
Derivative liability	170,870
Professional Fees	231,044	216,925
General and Administrative	211,786	103,014
Operating Expenses	613,700	319,939

Loss from Continuing Operations	(601,382)	(309,104)
Discontinued Operations:		(11,549)
Loss from operations of discontinued entity
Gain on Disposal of Assets		139,129
Gain on Discontinued Operations		127,580
Interest	(1,952)	(5,392)
Net Loss Before Taxes	(603,334)	(186,916)

Income and Franchise Tax	-	-

Net Loss	$(603,334)	$(186,916)

Loss per Share, Basic & Diluted	$(0.02)	$(0.00)

Weighted Average Shares Outstanding	38,687,935	59,470,939

The accompanying notes are an integral part of these financial statements.

F-14

ICON VAPOR, INC.

(Formerly My Ezsmokes, Inc.)

STATEMENT OF STOCKHOLDERS' EQUITY

JANUARY 1, 2012 TO DECEMBER 31, 2013 (Restated)

			Additional
	Common	Common	Paid in	Retained
	Shares	Stock	Capital	Deficit	Total

Balance January 1, 2012 (Restated)	114,861,875	$114,862	$(27,594)	$(395,669)	$(308,401)
Shares issued for services	435,000	435	310,615	-	311,050
Shares issued for cash	293,000	293	175,507	-	175,800
Cancellation of Shares	(77,300,000)	(77,300)	77,300	-
Debt Forgiveness			104,611		104,611
Net loss for the year	-	-	-	(186,916)	(186,916)
Balance December 31, 2012 (Restated)	38,289,875	38,290	640,439	(582,585)	96,144

Shares issued for cash	775,000	775	239,225	-	240,000
Shares issued for services	182,500	183	72,817	-	73,000
Shares issued for services	16 393	16	10,146	-	10,162
Net Loss for the year	-	-	-	(603,334)	(603,334)
Balance December 31, 2013	39,263,768	$39,264	$962,627	$(1,185,919)	$(184,028)

The accompanying notes are an integral part of these financial statements.

F-15

ICON VAPOR, INC.

MY EZSMOKES, INC.
STATEMENTS OF CASH FLOWS
TWELVE MONTHS ENDED DECEMBER 31,

	2013	2012
		(Restated)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss for the Period	$(603,334)	$(186,916)
Shares Issued	83,162	311,050
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and Amortization	10,573	300
Changes in Operating Assets and Liabilities
Decrease (Increase) in Accounts Receivable	(2,072)	3,502
( Increase) Decrease in Prepaids and Deposits	122,918	(149,346)
Increase (Decrease) in Derivative Liability	170,870	-
(Increase) Decrease in Inventory	(11,025)	19,391
( Decrease) Increase in Interest	1,140	(157,036)
Net Cash Used in Operating Activities	(227,768)	(159,055)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of Property and Equipment	(27,918)	(740)
Net cash provided by Investing Activities	(27,918)	(740)
CASH FLOW FROM FINANCING ACTIVITIES:
Common Stock issued for Cash	240,000	175,800
Proceeds from Loans/Debt Converted to Equity	90,000	104,611
Reduction of Debt	(76,250)	(49,458)
Net Cash Provided by Financing Activities	253,750	230,953

Net (Decrease) Increase in Cash	(1,936)	71,158
Cash at Beginning of Period	76,779	5,621
Cash at End of Period	$74,843	$76,779
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$-	$-
Franchise and Income Taxes	$-	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Accounts Payable Satisfied through Contributed Capital and Property and Equipment	$-	$-

The accompanying notes are an integral part of these financial statements.

F-16

ICON VAPOR, INC.

(Formerly My Ezsmokes, Inc.)

NOTES TO FINANCIAL STATEMENTS

December 31, 2013

NOTE 1 – ORGANIZATION

Icon Vapor, Inc. (“the Company) was originally incorporated under the laws of the state of Nevada. On April 3, 2006 the Company changed its name to Xero Mobile and then in April 2011 to MYEZSMOKES, INC. In February 2014 the name was changed to Icon Vapor, Inc. The Company specializes in the distribution of a smoke free cigarette.

Prior to December 31, 2012, the Company consisted of itself and its wholly owned subsidiary, Fashion Handbags, Inc.,(FHI) which was incorporated in August of 1997 under the laws of the State of Nevada, and liquidated on December 31, 2012. FHI specialized in the developing, manufacturing and marketing of contemporary specialty bags.

The 2012 financials include the recognition of gain or loss on discontinued operations and disposal of assets. The 2013 financials consist solely of the Company.

NOTE 2 -SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company in 2012 recognized discontinued operations of its subsidiary and the disposal of its assets. At December 31, 2012 and 2013 the balance sheet consists solely of the Company. All intercompany transactions were eliminated.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Calendar year end

The Company elected December 31st as its year end upon its formation.

Cash equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Allowance for Doubtful Accounts

The Company evaluates the collectability of its accounts receivable based on a combination of factors. In circumstances where it is aware of a specific customers ability to meet its financial obligations, it records a specific reserve to reduce the amounts recorded to what it believes will be collected. For all other customers, it recognizes reserves for bad debts based on historical experience. The company has historically experienced virtually no bad debts and thus has not established a reserve.

Inventory

The Company’s inventory consists of finished electronic cigarettes and flavors of vapor, valued under the FIFO method, stated and the lower of cost or market value.

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Fixed Assets

The Company records its fixed assets at cost and recognizes depreciation over the straight line method with asset lives of between 3 and 7 years. Improvements are amortized over the life of the lease which is 2 years.

Fair value of financial instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

The carrying amount of the Company’s financial assets and liabilities, such as cash, prepaid expenses and accrued expenses, approximates their fair value because of the short maturity of the instruments.

The Company has liabilities measured at fair value on a recurring or a non-recurring basis, consequently, the Company did have any fair value adjustments for assets and liabilities measured at fair value at December 31, 2013; gains or losses are reported in the statement of operations that are attributable to the change in unrealized gains or losses relating to those assets and liabilities still held at the reporting date for the period from January 1, 2013 through December 31, 2013 The Company incurred an expense of $170,870 to recognize the convertible feature of notes payable convertible at a 50% discount to market and valued it under the Black Scholes Module.

Commitments and contingencies

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies.  Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

Revenue recognition

The Company follows paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition. The Company will recognize revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured. The Company mainly sells to retailers. There are no price incentives and the product can only be returned if defective. As the Company does not believe defective merchandise is likely an allowance has not been recognized. Revenue is recognized on a gross basis with corresponding costs of goods as a reduction to revenue in cost of sales. Revenue is recognized when the product is shipped to the customer.

F-18

Income taxes

The Company accounts for income taxes under Section 740-10-30 of the FASB Accounting Standards Codification, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the fiscal year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the fiscal years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the Statements of Income and Comprehensive Income in the period that includes the enactment date.

The Company adopted section 740-10-25 of the FASB Accounting Standards Codification (“Section 740-10-25”) with regards to uncertainty income taxes. Section 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under Section 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement. Section 740-10-25 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. The Company had no material adjustments to its liabilities for unrecognized income tax benefits according to the provisions of Section 740-10-25.

Net income (loss)per common share

Net income (loss) per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period.

Cash flows reporting

The Company adopted paragraph 230-10-45-24 of the FASB Accounting Standards Codification for cash flows reporting, classifies cash receipts and payments according to whether they stem from operating, investing, or financing activities and provides definitions of each category, and uses the indirect or reconciliation method (“Indirect method”) as defined by paragraph 230-10-45-25 of the FASB Accounting Standards Codification to report net cash flow from operating activities by adjusting net income to reconcile it to net cash flow from operating activities by removing the effects of (a) all deferrals of past operating cash receipts and payments and all accruals of expected future operating cash receipts and payments and (b) all items that are included in net income that do not affect operating cash receipts and payments.  The Company reports the reporting currency equivalent of foreign currency cash flows, using the current exchange rate at the time of the cash flows and the effect of exchange rate changes on cash held in foreign currencies is reported as a separate item in the reconciliation of beginning and ending balances of cash and cash equivalents and separately provides information about investing and financing activities not resulting in cash receipts or payments in the period pursuant to paragraph 830-230-45-1 of the FASB Accounting Standards Codification.

Subsequent events

The Company follows the guidance in Section 855-10-50 of the FASB Accounting Standards Codification for the disclosure of subsequent events. The Company will evaluate subsequent events through the date when the financial statements were issued.  Pursuant to ASU 2010-09 of the FASB Accounting Standards Codification, the Company as an eventual SEC filer considers its financial statements issued when they are widely distributed to users, such as through filing them on EDGAR.

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Recently issued accounting pronouncements

In July 2013, the FASB issued Accounting Standards Update 2013-11 Income Taxes (Topic 740) Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carry-forward, a Similar Tax Loss, or a Tax Credit Carry-forward Exists. An unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carry-forward, a similar tax loss or a tax credit carry-forward, except as follows. To the extent a net operating loss carry-forward, a similar tax loss or a tax credit carry-forward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. The assessment of whether a deferred tax asset is available is based on the unrecognized tax benefit and deferred tax asset that exist at the reporting date and should be made presuming disallowance of the tax position at the reporting date. This Update applies to all entities that have unrecognized tax benefits when a net operating loss carry-forward, a similar tax loss, or a tax credit carry-forward exists at the reporting date. The amendments in this Update are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013.

In January 2013, the FASB issued ASU No. 2013-01, Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities , which clarifies which instruments and transactions are subject to the offsetting disclosure requirements originally established by ASU 2011-11. The new ASU addresses preparer concerns that the scope of the disclosure requirements under ASU 2011-11 was overly broad and imposed unintended costs that were not commensurate with estimated benefits to financial statement users. In choosing to narrow the scope of the offsetting disclosures, the Board determined that it could make them more operable and cost effective for preparers while still giving financial statement users sufficient information to analyze the most significant presentation differences between financial statements prepared in accordance with U.S. GAAP and those prepared under IFRSs. Like ASU 2011-11, the amendments in this update will be effective for fiscal periods beginning on, or after January 1, 2013. The adoption of ASU 2013-01 is not expected to have a material impact on our financial position or results of operations.

The Company has implemented all new accounting pronouncements that are in effect.  These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

NOTE 3 –GOING CONCERN

As reflected in the accompanying financial statements, the Company had a retained deficit of $1,185,919 at December 31, 2013 and had a net loss of $603,334 for the year ended December 31, 2013.

Management intends to raise additional funds now that it has merged thru a private placement or thru the public process. Management believes that the actions presently being taken to further implement its business plan will enable the Company to continue as a going concern. While the Company believes in the viability to raise additional funds, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate funds.

The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

F-20

NOTE 4 – FIXED ASSETS

At December 31, 2013 and 2012 the Company has the following fixed assets:

	December 31, 2013	December 31, 2012
Auto	$27,918	$34,068
Computers, Fixtures, Improvements	7,657	16,684

Total	35,575	50,752
Less Accumulated Depreciation	(10,873)	(43,395)
Net book value	$24,702	$7,357

Depreciation for the year ended December 31, 2013 and 2012 was $10,573 and $300 respectively.

NOTE 5 – NOTES PAYABLE-SHORT TERM /LONG TERM DEBT

The Company has the following debt:
	December 31, 2013	December 31, 2012

Notes Payable to an officer, a related party, originating in 2010, interest imputed 6%, payable on demand	$-	$66,250
Notes Payable to an individual, originating in 2011, interest imputed at 6%, payable on demand	20,137	28,997
Note Payable to an individual, without interest Renegotiated in 2009 from convertible to non- convertible Payable on demand	59,000	59,000

Convertible Notes

The Company at December 31, 2013 has two convertible notes payable to an individual in the amount of $90,000.

Notes 1 and 2 occurred on July 24, 2013 for $20,000 and July 26, 2013 for $70,000. The notes bear interest at 3% and are convertible or payable anytime after December 31, 2014 at a 50% discount off the market price. The Company has calculated a derivative expense using the black schools module of $170,870 based on a volatility rate of 141.08% and a cumulative rate of 71% with an inputed interest rate of 10%.

NOTE 6 – COMMITMENTS AND CONTINGENCIES

Rental Agreement

The company has a two year rental agreement commencing December 1, 2012 and ending November 30, 2014 for $1,386.72 per month for office and warehouse space. Minimum future rental costs under the agreement are as follows:

2014	$15,254

NOTE 7 – COMMON STOCK

On March 1, 2012 the Company issued 250,000 shares of common stock for marketing services valued at the market rate which was .345 per share. The Company has recognized the cost of $86,250 as stock for services in the statement of operations. Market Prices are measured at the closing price on the Over the Counter Markets.

On March 6, 2012 the Company canceled 62,500,000 shares of common stock.

On September 14, 2012 the Company’s officer cancelled 14,800,000 shares.

Between September 20th to 30th, 2012 the Company issued 418,000 shares of stock of which 293,000 shares were issued for cash of $175,800. The cash was received from a non-employee at market.

The balance of shares of 125,000 were issued for services valued at market for a consulting agreement for marketing starting October 1, 2012 to September 30, 2013. The Company has recognized this amount of $160,000 (125,000 shares at $1.28) as stock for services on the statement of operations under professional fees of which $120,000 was for the period in 2013.

F-21

On December 4, 2012 the Company issued 60,000 shares for completed services for product development valued at market which was $1.08 per share resulting in an expense of $64,800.

In January 2013 the Company issued 175,000 shares for cash of $105,000.

On August 28, 2013, we issued 600,000 shares for cash of $135,000 pursuant to an amendment to that certain Option Agreement previously disclosed on Form 1-A, filed with the Commission on November 14, 2013. The amendment to the Option Agreement is filed herewith as Exhibit 10.5.

On August 30, 2013 the Company issued 16,393 shares of its common stock to ChineseInvestors.com, an Indiana corporation, for services rendered related to marketing and sales, valued at $0.6199 per share, resulting in an expense of $10,162. The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, the shareholder was sophisticated, and there was no solicitation in connection with the offering and sale.

On November 8, 2013 the Company issued 120,000 shares for services rendered for product design valued at market of .40 per share resulting in an expense of $48,000.

On December 26, 2013 the Company issued 62,500 shares valued at market of .40 resulting in a total cost of $25,000. The issuance of these shares was for services to be completed in the first six months of 2014 and thus the Company has recognized a prepaid expense at December 31, 2013 of $25,000. Shares issued were for marketing expense

All stock for services have been shown under professional fees in the statement of operations and all were to non-related third parties.

NOTE 8 – INCOME TAX

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net deferred tax assets consist of the following components as of December 31, 2013 and 2012:

	December 31, 2013	December 31, 2012
Deferred Tax Assets – Non-current:

NOL Carryover	$139,252	$42,940
Payroll Accrual	-	-
Less valuation allowance	(139,252)	(42,940)
Deferred tax assets, net of valuation allowance	$-	$-

F-22

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income from continuing operations for the period ended December 31, 2013 and 2012 due to the following:

	2013	2012

Book Income	$(603,334)	$(309,104)
Meals and Entertainment	3,000	2,000
Other nondeductible expenses	340,032	191,050
Accrued Payroll	-	-

Valuation allowance	260,302	116,054
	$-	$-

At December 31, 2013, the Company had net operating loss carryforwards of approximately $442,000 that may be offset against future taxable income from the year 2014 to 2034. No tax benefit has been reported in the December 31, 2013 financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards for Federal Income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carry forwards may be limited as to use in future years.

NOTE 9 - DISCONTINUED OPERATIONS AND DISPOSAL OF ASSETS

On December 31, 2012 the Company liquidated its wholly owned subsidiary Fashion Handbags, Inc. The Company recognized a loss on discontinued operations during the year of $11,549. At liquidation the Company recognized a gain on disposal of the asset of $139,129, which represented the difference between the liabilities which were forgiven and the assets which were uncollectable and thus written off. As the liabilities forgiven exceeded the assets a gain was recorded. The Forgiveness of Debt and release of liabilities was legally transacted by the liability holder who held the debt in writing.

The Company also recorded a contribution to paid in capital for $104,611 representing loans from the officer to the Company which were similarly forgiven.

NOTE 10- RESTATED FINANCIALS

In 2012 the Company has restated its financials for a correction of an error, related to recognition of discontinued operations and disposal of assets. The effect on the year end 2012 financials is as follows:

	Original	Restated	Difference

Balance Sheet

Total Assets	260,942	254,891	(6,051)

Total Liabilities	408,537	158,747	249,790

Total Equity	(147,595)	96,144	243,739

Operating Loss	(252,912)	(309,104)	(56,192)

Interest, Financing, other	(8,333)	122,188	130,521

Loss	(261,245)	(186,916)	(74,329)

The total effect on cash flows would be as follows:

Cash used in operations	(152,118)	(159,055)	-

Cash Flows from investing	(7,657)	(740)

Cash Flows from Financing	230,952	230,953

NOTE 11 – SUBSEQUENT EVENTS

Management has evaluated subsequent events pursuant to the requirements of ASC Topic 855 and has determined that no material subsequent events exist.

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